Exhibit 10.6i

EXECUTION COPY

AMENDMENT AGREEMENT dated as of April 2, 2009 (this “Amendment”), to the Credit Agreement dated as of August 20, 2004, as amended and restated as of November 4, 2005, as amended by the First Amendment dated as of April 10, 2007, and the Second Amendment dated as of July 2, 2007 (as so amended, the “Original Credit Agreement”), among BLOCKBUSTER INC., a Delaware corporation (the “Borrower”), the LENDERS party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, CITICORP NORTH AMERICA, INC., as Syndication Agent, and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, as Documentation Agent.

WHEREAS, the Original Credit Agreement provides for a revolving credit facility, with the Revolving Commitments thereunder expiring, and outstanding Revolving Loans required to be repaid in full on or prior to, August 20, 2009;

WHEREAS, the Borrower has requested that (a) the Revolving Lenders agree to extend the expiration of all or any portion of their Revolving Commitments, and the final maturity of the corresponding portion of their outstanding Revolving Loans, to September 30, 2010 and (b) certain Persons that are not Revolving Lenders as of the date hereof acquire Revolving Commitments and Revolving Loans, and become Revolving Lenders, as of the Restatement Effective Date (as defined below), in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Persons that are Revolving Lenders whose names are set forth on Schedule 2.01 attached hereto (such Revolving Lenders being referred to as the “Extending Revolving Lenders”; the Revolving Lenders that are not Extending Revolving Lenders are being referred to as the “Terminating Revolving Lenders”) and the other Persons whose names are set forth on such Schedule (such Persons being referred to as the “New Revolving Lenders”) have agreed to provide the Revolving Commitments and make or acquire Revolving Loans pursuant thereto, in each case on the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the foregoing, the Borrower and the other parties hereto desire to amend and restate, as of the Restatement Effective Date, the Original Credit Agreement as set forth herein and to enter into certain other agreements as set forth herein.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, each Issuing Bank, the Swingline Lender, the Administrative Agent, the Issuing Banks Agent, each New Revolving Lender, each Extending Revolving Lender and the other Lenders party hereto agree as follows:

SECTION 1. Defined Terms. (a) Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Original Credit Agreement or the Restated Credit Agreement (as defined below), as the context may require.

(b) For purposes of this Amendment, the term “Specified Revolving Lenders” means such of the Extending Revolving Lenders and New Revolving Lenders as shall have agreed in writing to be the Specified Revolving Lenders for the purposes hereof.

SECTION 2. Amendment and Restatement of Original Credit Agreement. Effective as of the Restatement Effective Date, (a) the Original Credit Agreement is hereby amended and restated to be in the form of Exhibit A attached hereto (the Original Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”), and (b) Exhibit A to the Original Credit Agreement is hereby amended and restated to be in the form and substance of Exhibit B attached hereto. Except as expressly set forth therein, all Schedules referred to in the Restated Credit Agreement shall be deemed to refer to the corresponding Schedules to the Original Credit Agreement.

SECTION 3. Concerning the Extended Revolving Facility. (a) On the Restatement Effective Date:

(i) The New Revolving Lenders shall be deemed to have assumed and purchased, and the Terminating Revolving Lenders shall be deemed to have sold, assigned and transferred, in each case without recourse, the Revolving Commitments of the Terminating Revolving Lenders (and the proportionate part of the Revolving Loans of the Terminating Revolving Lenders) to such extent as shall be necessary in order that, after giving effect to all such assumptions, purchases, sales, assignments and transfers, each New Revolving Lender shall have a Revolving Commitment that is equal to the amount set forth with respect to such New Revolving Lender on Schedule 2.01 hereto. Each New Revolving Lender shall be deemed to have assumed and purchased the Revolving Commitments of the Terminating Revolving Lenders (and the proportionate part of the Revolving Loans of the Terminating Revolving Lenders) ratably among the Terminating Revolving Lenders, based, with respect to each Terminating Revolving Lender, on the percentage of the total Revolving Commitments of the Terminating Revolving Lenders as of the Restatement Effective Date represented by such Lender’s Revolving Commitment as of such date. The purchase price for each such assumption and purchase shall equal the aggregate principal amount of the Revolving Loans so purchased.

(ii) The Revolving Commitment of each Terminating Revolving Lender shall, to the extent not assumed, assigned and transferred as provided in clause (i) above, terminate. The Borrower shall repay all the Revolving Loans of each Terminating Revolving Lender to the extent such Revolving Loans shall not have been purchased, assigned and transferred as provided in paragraph (a)(i) of this Section.

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(iii) The Revolving Commitment of each Extending Revolving Lender shall, to the extent such Revolving Commitment exceeds the amount set forth with respect to such Extending Revolving Lender on Schedule 2.01 hereto, be permanently reduced by the amount of such excess. The Borrower shall prepay Revolving Loans of each Extending Revolving Lender to the extent the aggregate principal amount of such Revolving Loans exceeds as of the Restatement Effective Date the amount set forth with respect to such Extending Revolving Lender on Schedule 2.01 hereto.

(iv) Each Eurodollar Revolving Loan outstanding on the Restatement Effective Date after giving effect to the transactions referred to in paragraphs (a)(i), (a)(ii) and (a)(iii) above shall convert to an ABR Revolving Loan.

(v) The Borrower shall be deemed to have requested that each Extending Revolving Lender and each New Revolving Lender make, and each Extending Revolving Lender and each New Revolving Lender shall make, an ABR Revolving Loan equal to the excess of (A) the amount set forth with respect to such Extending Revolving Lender or such New Revolving Lender, as the case may be, on Schedule 2.01 hereto and (B) the aggregate principal amount of Revolving Loans of such Extending Revolving Lender or such New Revolving Lender, as the case may be, outstanding on the Restatement Effective Date after giving effect to the transactions referred to in paragraphs (a)(i), (a)(ii) and (a)(iii) of this Section.

(vi) The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders entitled thereto, all interest accrued under the Original Credit Agreement on the Revolving Loans to but excluding the Restatement Effective Date, and all fees payable to the Revolving Lenders under the Original Credit Agreement with respect to all periods ending prior to the Restatement Effective Date.

(b) Each New Revolving Lender and each Extending Revolving Lender shall make the ABR Revolving Loan required to be made by it pursuant to paragraph (a)(v) of this Section, and each New Revolving Lender shall make the purchases required to be made by it pursuant to paragraph (a)(i) of this Section, by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose of an aggregate amount equal to the principal amount of such ABR Revolving Loan required to be made by such New Revolving Lender or such Extending Revolving Lender, as the case may be, together with, in the case of any New Revolving Lender, the aggregate purchase price payable by such New Revolving Lender pursuant to paragraph (a)(i) of this Section and, subject to the final paragraph of Section 8 hereof, the Administrative Agent shall distribute such amounts received by it to the Terminating Revolving Lenders and the Borrower in accordance with their interests therein.

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(c) Each New Revolving Lender and each Extending Revolving Lender agrees that, on and after the Restatement Effective Date, the terms and conditions of its Revolving Commitment and Revolving Loans, including, in the case of any New Revolving Lender, its Revolving Commitment and Revolving Loans assumed and purchased pursuant to paragraph (a)(i) of this Section, shall be as set forth in the Restated Credit Agreement, and that such Revolving Commitments and Revolving Loans shall continue to be in effect and outstanding on the terms and conditions set forth in the Restated Credit Agreement.

SECTION 4. Concerning Letters of Credit. Each Issuing Bank agrees that the letters of credit issued by it that are set forth on Schedule 2.06 hereto (such letters of credit being collectively referred to as the “Letters of Credit”) shall, as of the Restatement Effective Date, constitute “Letters of Credit” under, and be subject to the terms and conditions set forth in, the Restated Credit Agreement. Each Issuing Bank further agrees that, notwithstanding anything to the contrary in the Original Credit Agreement, on and after the Restatement Effective Date, no Revolving Lender shall have any participation in any Letter of Credit issued by such Issuing Bank, or any obligation to fund all or any portion of any LC Disbursement made under, or any other obligation with respect to, any such Letter of Credit.

SECTION 5. Concerning the Issuing Banks Agent. JPMorgan Chase Bank, N.A. hereby agrees to act as the Issuing Banks Agent under the Restated Credit Agreement, subject to the terms and conditions set forth therein.

SECTION 6. Representations and Warranties. The Borrower hereby represents and warrants to each other party hereto that:

(a) this Amendment (i) has been duly authorized by all necessary corporate or other organizational and, if required, stockholder action of the Borrower, (ii) has been duly executed and delivered by the Borrower and (iii) constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b) after giving effect to Section 9 hereof, (i) no Default has occurred and is continuing and (ii) the representations and warranties of each Loan Party set forth in the Original Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

SECTION 7. Effectiveness of this Amendment. This Amendment shall become effective as of the first date (such date being referred to as the “Amendment Agreement Effective Date”) on which each of the following conditions shall have been satisfied:

(a) the Administrative Agent (or its counsel) shall have received from the Borrower, each Issuing Bank, the Swingline Lender, the Issuing Banks Agent, each New Revolving Lender, each Extending Revolving Lender and such other Lenders as, together with the Extending Revolving Lenders, shall represent the Required Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

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(b) the Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, of the chief financial officer of the Borrower, dated the Amendment Agreement Effective Date, certifying as to the solvency of the Borrower and its Subsidiaries, taken as a whole, and of the Loan Parties, taken as a whole;

(c) the Administrative Agent shall have received a favorable written opinion (dated the Amendment Agreement Effective Date and addressed to the Administrative Agent, each Issuing Bank, the Issuing Banks Agent, each New Revolving Lender and each Lender) of Kirkland & Ellis LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(d) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent;

(e) the representations and warranties of the Borrower set forth in Section 6 hereof shall be true and correct as of the Amendment Agreement Effective Date, and the Administrative Agent shall have received a certificate, dated the Amendment Agreement Effective Date and signed by the Chief Executive Officer or a Financial Officer of the Borrower, confirming the accuracy thereof, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(f) the Administrative Agent shall have received, for account of the Tranche B Lenders entitled thereto, the Amendment Fees required to be paid pursuant to Section 11(a) hereof; and

(g) the Administrative Agent shall have received all amounts due and payable to the Administrative Agent on or prior to the Amendment Agreement Effective Date pursuant to the Loan Documents, including reimbursement of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under

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any other Loan Document, and the Administrative Agent and its Affiliates, and the applicable Lenders, shall have received all amounts due and payable on or prior to the Amendment Agreement Effective Date pursuant to certain fee letter agreements entered into in connection with this Amendment and the transactions contemplated hereby, including reimbursement of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower pursuant to such letter agreements.

SECTION 8. Restatement Effective Date. The amendment and restatement of the Original Credit Agreement as set forth in Section 2 hereof, and the amendment and restatement of Exhibit A to the Original Credit Agreement as set forth in Section 2 hereof, shall be effective on such date after the Amendment Agreement Effective Date and on or prior to May 11, 2009 (the “Termination Date”) as shall have been specified by the Borrower to the Administrative Agent in a telephonic or written notice (such date, subject to the satisfaction or waiver of the conditions set forth below, being referred to as the “Restatement Effective Date”); provided that the following conditions shall have been satisfied as of such date (or waived by an agreement in writing entered into by the Administrative Agent, the Issuing Banks Agent, each Issuing Bank, each New Revolving Lender and each Extending Revolving Lender):

(a) the Borrower shall have established the LC Cash Collateral Account and shall have deposited, or substantially concurrently with the consummation of the transactions referred to in Section 3 hereof shall deposit, into the LC Cash Collateral Account an amount in cash equal to 105.00% of the aggregate LC Exposure of all the Issuing Banks as of the Restatement Effective Date;

(b) the Borrower shall have paid, or substantially concurrently with the consummation of the transaction referred to in Section 3 hereof shall pay, all amounts required to be paid by it on the Restatement Effective Date pursuant to Section 3 hereof;

(c) the representations and warranties of the Borrower set forth in Section 6 hereof shall be true and correct as of the Restatement Effective Date, and the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the chief executive officer or a Financial Officer of the Borrower, confirming the accuracy thereof, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(d) the Administrative Agent shall have received, for account of the New Revolving Lenders and Extending Revolving Lenders (including the Specified Revolving Lenders) entitled thereto, the Restatement Effective Date Fees required to be paid pursuant to Section 11(b) hereof and the Ticking Fees required to be paid pursuant to Section 11(c) hereof;

(e) the Administrative Agent shall have received all amounts due and payable to the Administrative Agent on or prior to the Restatement Effective Date pursuant to the Loan Documents, including reimbursement of all out-of-pocket

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expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document, and the Administrative Agent and its Affiliates, and the applicable Lenders, shall have received all amounts due and payable on or prior to the Restatement Effective Date pursuant to certain fee letter agreements entered into in connection with this Amendment and the transactions contemplated hereby, including reimbursement of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower pursuant to such letter agreements;

(f) each Subsidiary Loan Party shall have entered into a Reaffirmation Agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(g) notwithstanding the notice requirements set forth in Section 5.11 of the Original Credit Agreement, if any Subsidiary has been formed or acquired within 10 days prior to the Restatement Effective Date, the Borrower shall have notified the Administrative Agent of any such formation or acquisition; and the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the chief executive officer or a Financial Officer of the Borrower, to such effect.

It is agreed that, in the event any New Revolving Lender or any Extending Revolving Lender shall have failed on the date specified by the Borrower as set forth above to purchase or make any Loan required to be purchased or made by it pursuant to Section 3 hereof on such date if such date were the Restatement Effective Date (any such failure being referred to as a “Lender Default”; and any such New Revolving Lender or any such Extending Revolving Lender being referred to as a “Defaulting New Revolving Lender” or a “Defaulting Extending Revolving Lender”), then, unless agreed to otherwise in writing by the Borrower, the Administrative Agent, the Issuing Banks Agent, each Issuing Bank, each New Revolving Lender (other than any Defaulting New Revolving Lender) and each Extending Revolving Lender (other than any Defaulting Extending Revolving Lender), such date shall not, whether or not the conditions set forth above shall have been satisfied or waived, be deemed to be the “Restatement Effective Date” for all purposes of this Amendment (other than for purposes of determining liability, if any, of such Defaulting New Revolving Lender or such Defaulting Extending Revolving Lender to the Borrower on account of such failure); provided, however, that if, within three Business Days of such date, one or more Replacement Revolving Lenders (as defined below) shall have made and/or purchased the Loans that are the subject of all the Lender Defaults, then, subject to the satisfaction or waiver of the conditions set forth above, the date of such making or purchase of the Loans shall be the “Restatement Effective Date”. The Administrative Agent shall promptly notify all the Extending Revolving Lenders and all the New Revolving Lenders of any Lender Default, and, to the extent necessary to give effect to this paragraph, the Termination Date shall be extended by not more than three Business Days.

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SECTION 9. Going Concern Qualification Waiver. The Lenders party hereto hereby permanently and irrevocably waive any Default or Event of Default arising from a “going concern” or like qualification or exception, if any, contained in the audit report of PricewaterhouseCoopers LLP with respect to the consolidated balance sheet of the Borrower as of January 4, 2009, and the related statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, and further agree that, for purposes of the representations and warranties of the Borrower set forth in Section 6 hereof, insofar as such representations and warranties relate to the representation and warranty of the Borrower set forth in Section 3.04(c) of the Original Credit Agreement or Section 3.04(c) of the Restated Credit Agreement, the term “Material Adverse Effect” shall be deemed to exclude any event, condition or circumstance arising solely from such audit report containing such a “going concern” or like qualification or exception.

SECTION 10. Certain Other Agreements. (a) The Borrower hereby agrees that, on and after the Amendment Agreement Effective Date and prior to the earlier of (i) the Restatement Effective Date and (ii) the Termination Date, the Borrower shall not request any Borrowing, or any issuance of a Letter of Credit (it being understood that amendments (other than to increase the amount thereof), renewals and extensions of Letters of Credit in accordance with the terms of the Original Credit Agreement shall not be deemed to be issuances of letters of credit).

(b) Notwithstanding anything to the contrary in Section 9.04(e) of the Original Credit Agreement, on and after the Amendment Agreement Effective Date and prior to the earlier of (i) the Restatement Effective Date and (ii) the Termination Date, no Lender shall sell participations in all or any portion of such Lender’s rights and obligations under the Original Credit Agreement to any prospective Participant unless such Participant has represented and warranted to such Lender that such Participant is not, and for so long as it shall be a Participant will not become, an Affiliated Assignee (it being understood that, in the event the Restatement Effective Date shall occur, the sale of participations in Lenders’ rights and obligations under the Restated Credit Agreement shall be subject to the limitations set forth in the Restated Credit Agreement).

(c) Each Lenders party hereto hereby waives, solely in respect of the consummation of transactions contemplated by Section 3 hereof on the Restatement Effective Date, compliance with Sections 2.08, 2.09(d), 2.09(e), 2.09(g), 2.12(a), 2.12(f) and 2.12(g) of the Original Credit Agreement and Section 2.03 of the Restated Credit Agreement.

(d) Notwithstanding anything to the contrary in Section 5.01(a) of the Original Credit Agreement, no Default or Event of Default under such Section shall be deemed to have occurred in respect of the delivery of the Borrower’s audited consolidated balance sheet as of January 4, 2009, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended if the Borrower furnishes to the Administrative Agent and the Lenders such audited consolidated balance sheet and related audited

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consolidated statements, all reported on as required by such Section, on or prior to April 6, 2009 (together with the certificates required to be delivered at such time by Sections 5.01(c) and 5.01(d)).

SECTION 11. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Tranche B Lender that delivers to the Administrative Agent (or its counsel) an executed counterpart hereof (or a facsimile transmission of a signed signature page of this Amendment) on or prior to 12:00 noon, New York City time, on March 31, 2009, an amendment fee (the “Amendment Fee”) in an amount equal to 0.25% of the aggregate principal amount of such Lender’s Term Loans outstanding as of such date. The Amendment Fee shall be payable on, and subject to the occurrence of, the Amendment Agreement Effective Date.

(b) The Borrower agrees to pay to the Administrative Agent, for the account of (i) each Specified Revolving Lender, a fee in an amount equal to 8.00% of the Revolving Commitment of such Specified Revolving Lender set forth on Schedule 2.01 hereto and (ii) each Extending Revolving Lender (other than the Specified Revolving Lenders) and each New Revolving Lender (other than the Specified Revolving Lenders) a fee in an amount equal to 11.25% of the Revolving Commitment of such Extending Revolving Lender or such New Revolving Lender, as the case may be, set forth on Schedule 2.01 hereto (such fees being collectively referred to as the “Restatement Effective Date Fees”). The Restatement Effective Date Fees shall be payable on, and subject to the occurrence of, the Restatement Effective Date.

(c) The Borrower agrees to pay to the Administrative Agent (i) for the account of each New Revolving Lender, a fee accruing as set forth herein at a rate equal to 10.00% per annum on the amount set forth with respect to such New Revolving Lender on Schedule 2.01 hereto and (ii) for the account of each Extending Revolving Lender, a fee accruing as set forth herein at a rate equal to 10.00% per annum on the excess, if any, of (A) the amount set forth with respect to such Extending Revolving Lender on Schedule 2.01 hereto over (B) the product of (x) the Applicable Percentage under the Original Credit Agreement of such Extending Revolving Lender as of the Amendment Agreement Effective Date and (y) the aggregate amount set forth with respect to all the New Revolving Lenders and all the Extending Revolving Lenders on Schedule 2.01 hereto (such fees referred to in clause (i) and (ii) above being collectively referred to as the “Ticking Fees”). Subject to Section 12 hereof, the Ticking Fee payable for the account of any New Revolving Lender or any Extending Revolving Lender shall accrue from (and including) the Amendment Agreement Effective Date to (but excluding) the earlier of the Restatement Effective Date and the Termination Date (computed on the basis of the actual number of days elapsed over a year of 360 days), and shall be payable on the earlier of the Restatement Effective Date and the Termination Date. For purposes of this paragraph, any Person that is a New Revolving Lender as of the Amendment Agreement Effective Date shall continue to be a “New Revolving Lender” (and shall not be deemed to be an “Extending

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Revolving Lender”) notwithstanding that such Person shall have become a Revolving Lender under the Original Credit Agreement after the Amendment Agreement Effective Date.

SECTION 12. Concerning Schedule 2.01. (a) In the event any New Revolving Lender shall have become a Defaulting New Revolving Lender, or any Extending Revolving Lender shall have become a Defaulting Extending Revolving Lender, Schedule 2.01 hereto may be modified, by an agreement in writing entered into by the Administrative Agent and each Replacement Revolving Lender, (i) to reduce (including to zero) the amount set forth on such Schedule with respect to such Defaulting New Revolving Lender or such Defaulting Extending Revolving Lender, as the case may be, and (ii) (A) to increase the amount set forth on such Schedule with respect to one or more other New Revolving Lenders or Extending Revolving Lenders or (B) to add to such Schedule the name of, and the amount with respect to, any Person that at the time thereof is not a New Revolving Lender or an Extending Revolving Lender (each such New Revolving Lender, Extending Revolving Lender or other Person referred to in this clause (ii) being referred to as a “Replacement Revolving Lender”); provided, however, that the aggregate amount of the increases or additions made pursuant to clause (ii) above shall be equal to the aggregate amount of the reductions made pursuant to clause (i) above. Upon execution and delivery by any Replacement Revolving Lender that is not a party hereto as of the Amendment Agreement Effective Date of the written agreement referred to above, such Replacement Revolving Lender shall become a party hereto as a “New Revolving Lender” or an “Extending Revolving Lender”, as the case may be, and shall be bound by, and have the benefit of, the terms and provisions hereof.

(b) Following any modification of Schedule 2.01 hereto as set forth in paragraph (a) of this Section, (i) all references herein to Schedule 2.01 hereto (including all references thereto in Sections 3 and 11 hereof) shall be deemed to be references to such Schedule as so modified, (ii) in the event the amount set forth on Schedule 2.01 hereto as so modified shall have been reduced with respect to any Defaulting New Revolving Lender or any Defaulting Extending Revolving Lender to zero, such Defaulting New Revolving Lender or such Defaulting Extending Revolving Lender, as the case may be, shall cease to be a New Revolving Lender or an Extending Revolving Lender, as the case may be, for purposes of this Agreement and (iii) the Ticking Fee payable for the account of any Lender shall be deemed to have been accruing from (and including) the Amendment Agreement Effective Date based on the amount set forth next to such Lender’s name on Schedule 2.01 hereto as so modified.

SECTION 13. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders under the Original Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement or any other Loan Document, all of which, as amended,

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supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect (it being understood and agreed that all interest and fees accruing under the Original Credit Agreement in respect of periods prior to the Restatement Effective Date will accrue at the rates specified in the Original Credit Agreement prior to it being amended by this Amendment and, subject to Section 3 hereof, be payable at the times provided in the Original Credit Agreement). Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement, the Restated Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall constitute a Loan Document. On and after the Amendment Agreement Effective Date or the Restatement Effective Date, any reference to the Original Credit Agreement in any Loan Document shall mean such Original Credit Agreement as amended hereby as of such date.

SECTION 14. Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP.

SECTION 15. Waivers; Amendments. Neither this Amendment nor any provision hereof (including any Exhibit or Schedule hereto) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent, the Issuing Banks Agent, each Issuing Bank, each New Revolving Lender, each Extending Revolving Lender and the Required Lenders, subject to, in the case of any such waiver, amendment or modification requiring the consent of any other Person under Section 9.02(b) of the Original Credit Agreement, the consent of such Person.

SECTION 16. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 17. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY

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OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 19. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the date first above written.

BLOCKBUSTER INC.,

By

Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent, the Swingline Lender, an Issuing Bank and the Issuing Banks Agent,

By

Name:
Title:

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SIGNATURE PAGE TO

AMENDMENT AGREEMENT

RELATING TO THE CREDIT AGREEMENT OF

BLOCKBUSTER INC.

Name of Lender (including, if such Lender is an Issuing Bank, in its capacity as an Issuing Bank):

by

Name:
Title:

For any Lender requiring a second signature block:

by

Name:
Title:

EXHIBIT A

CREDIT AGREEMENT

dated as of

August 20, 2004,

as amended and restated as of April 2, 2009 and

effective as of the Restatement Effective Date,

among

BLOCKBUSTER INC.

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

CITICORP NORTH AMERICA, INC.,

as Syndication Agent,

and

CREDIT SUISSE FIRST BOSTON,

as Documentation Agent

THE BANK OF NEW YORK and

WACHOVIA BANK, NATIONAL ASSOCIATION,

Co-Documentation Agents

J.P. MORGAN SECURITIES INC.

and CITIGROUP GLOBAL MARKETS INC.,

Joint Lead Arrangers and Joint Bookrunners

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SECTION 9.10.	WAIVER OF JURY TRIAL	94
SECTION 9.11.	Headings	94
SECTION 9.12.	Confidentiality	94
SECTION 9.13.	Interest Rate Limitation	95
SECTION 9.14.	Patriot Act	95

SCHEDULES:

Schedule 3.12 — Original Effective Date Subsidiaries

Schedule 3.13 — Original Effective Date Insurance

Schedule 6.01 — Original Effective Date Existing Indebtedness

Schedule 6.02 — Original Effective Date Existing Liens

Schedule 6.10 — Original Effective Date Existing Restrictive Agreements

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

CREDIT AGREEMENT dated as of August 20, 2004, as amended and restated as of April 2, 2009 and effective as of the Restatement Effective Date (as defined below), among BLOCKBUSTER INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, CITICORP NORTH AMERICA, INC., as Syndication Agent, and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2009 CapEx Amount” has the meaning assigned to such term in Section 6.14.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means an account control agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, duly executed and delivered by (a) the applicable Loan Party and (b) the relevant depositary bank or securities intermediary.

“Additional Margin” means, for any day with respect to any Term Loan, the applicable rate per annum set forth below based upon the Gross Leverage Ratio as of the most recent determination date.

Gross Leverage Ratio:	Additional Margin
Category 1 Greater than or equal to 4.00 to 1.00	0.50%

Category 2 Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	0.25%

Category 3 Less than 3.00 to 1.00	0.00%

For purposes of the foregoing, (a) the Gross Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (b) each change in the Additional Margin resulting from a change in the Gross Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements accompanied by the compliance certificate required by Section 5.01(c) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Gross Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. Unless otherwise specified, references in any other Loan Document to the “Collateral Agent” shall be deemed to be references to the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Assignee” means, at any time, any Person that at such time (a) owns, directly or indirectly, beneficially or of record, Equity Interests in the Borrower that, together with all the Equity Interests in the Borrower owned, directly or indirectly, beneficially or of record, by any Affiliate of such Person or any member of the group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder) that such Person is a part of, represent more than 5.00% of the aggregate voting power represented by the issued and outstanding Equity Interests in the Borrower, (b) has a right to elect or appoint one or more members of the board of directors of the Borrower, whether such right is exercisable at such time or only upon the occurrence of any event or satisfaction of any condition, (c) is an Affiliate of the Borrower or any Subsidiary or of any Person described in clause (a) or (b) above or (d) is a director or an executive officer of any Person described in clause (a), (b) or (c) above.

“Aggregate LC Obligations” means, at any time, the sum of (a) the aggregate LC Exposure of all the Issuing Banks at such time, (b) the aggregate amount at such time of any accrued but unpaid interest hereunder in respect of LC Disbursements and (c) the aggregate amount at such time of any accrued but unpaid Issuing Bank Fees.

“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement substantially in the form attached as Exhibit J to the Original Credit Agreement.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, (a) with respect to ABR Revolving Loans, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (iii) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month, plus 1.00%, and (iv) 4.50%, and (b) otherwise, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%. For purposes of clause (a)(iii) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Amendment Agreement” means the Amendment Agreement dated as of April 2, 2009, among the Borrower, the Lenders party thereto, the Issuing Banks, the Issuing Banks Agent and the Administrative Agent.

“Amendment Agreement Effective Date” has the meaning assigned to such term in the Amendment Agreement.

“Applicable Margin” means, for any day, with respect to (a) any ABR Revolving Loan, 9.00% per annum, (b) any Eurodollar Revolving Loan, 10.00% per annum and (c) any ABR Loan or Eurodollar Loan that is a Tranche A Term Loan or a Tranche B Term Loan, the applicable rate per annum set forth below under the caption “Tranche A ABR Spread”, “Tranche A Eurodollar Spread”, “Tranche B ABR Spread” or “Tranche B Eurodollar Spread”, as the case may be, based upon the rating by S&P and Moody’s, respectively, applicable on such day to the Index Debt plus, solely in the case of Category 3, the Additional Margin in effect on such day:

Index Debt Ratings	Tranche A ABR Spread	Tranche A Eurodollar Spread	Tranche B ABR Spread	Tranche B Eurodollar Spread
Category 1 B+ or B1 or higher	1.75%	2.75%	2.00%	3.00%

Category 2 B or B2	2.25%	3.25%	2.50%	3.50%

Category 3 lower than B or B2	2.50%	3.50%	2.75%	3.75%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 3; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the lower of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s or S&P for the Index Debt shall be changed, such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a Sale and Leaseback Transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Cash” means, on any date, (a) the fair market value on such date of cash and cash equivalents held in securities accounts of the Borrower and the Domestic Subsidiaries and (b) the amount of available funds held on such date (i) in bank deposit accounts of the Borrower into which cash is transferred, directly or indirectly, by local depositary banks from bank deposits accounts into which Stores deposit cash, credit card receipts and similar items (including the Borrower’s concentration accounts maintained with Bank of America, N.A.) and (ii) in bank deposit accounts of any Domestic Subsidiary, provided, however, that funds in bank deposit accounts of Domestic Subsidiaries will be included in calculating Available Cash on any date to the extent, but only to the extent, the aggregate amount of such funds exceeds $5,000,000.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Blockbuster Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form attached as Exhibit B to the Original Credit Agreement (or any other form approved by the Administrative Agent).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum, without duplication, of the additions to property, plant or equipment and other capital expenditures, including replacements, capitalized repairs and improvements during such period, of the Borrower and the Subsidiaries for such period, determined in accordance with GAAP; provided that “Capital Expenditures” will be deemed to exclude assets received as a result of Permitted Store Swaps.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Lease Principal Payments” means, for any period, amounts recorded or required to be recorded as principal payments of Capital Lease Obligations on the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder), of Equity Interests in the Borrower representing more than 50% of the aggregate voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) members of the board of directors of the Borrower both on the Original Effective Date and immediately after the Split-Off Date, (ii) appointed to the board of directors of the Borrower in connection with the Split-Off, as set forth in the S-4, or (iii) nominated or appointed to the board of directors of the Borrower by Persons described in clauses (i) and (ii) or their board nominees or appointees; or (c) the occurrence of a “Change of Control”, as defined in the Subordinated Debt Documents.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority having regulatory or supervisory authority over banks or other financial institutions after the Original Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority having regulatory or supervisory authority over banks or other financial institutions made or issued after the Original Effective Date.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans or Tranche B Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment or Tranche B Commitment and (c) any Lender, refers to whether such Lender has a Loan or a Commitment of a particular Class.

“Class A Common Stock” means shares of Class A Common Stock, par value of $0.01 per share, of the Borrower.

“Class B Common Stock” means shares of Class B Common Stock, par value of $0.01 per share, of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any “Collateral”, as such term is defined in any Security Document, and any assets in respect of which a Lien is created or purported to be created in favor of the Administrative Agent or, in the case of the LC Cash Collateral, the Issuing Banks Agent pursuant to any Loan Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Original Effective Date, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, together with all supplements thereto.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party (i) either (A) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (B) in the case of any Person that becomes a Loan Party after the date of the Collateral Agreement, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) either (A) a counterpart of the Security Agreement duly executed and delivered on behalf of such Loan Party or (B) in the case of any Person that becomes a Loan Party after the date of the Security Agreement, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests in each Domestic Subsidiary and in each Significant Foreign Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any Significant Foreign Subsidiary), and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) the Administrative Agent shall have received (i) a counterpart of each Mortgage required to be entered into pursuant to Section 5.12 with respect to any Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens (other than Permitted Encumbrances), together with such endorsements (other than survey endorsements) as the Administrative Agent may reasonably request, and (iii) such legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(d) the Administrative Agent shall have received from (i) each applicable Loan Party and (ii) each relevant depositary bank or securities intermediary an executed counterpart of an Account Control Agreement in respect of each deposit account and each securities account with respect to which an Account Control Agreement is required to be entered into pursuant to Section 6.05(d), 6.05(e) or 6.15; and

(e) all documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to (i) create the Liens intended to be created by the Security Documents and (ii) perfect such Liens to the extent required by, and with the priority required by, the Loan Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

“Commercial Paper” means (a) any unsecured promissory note of the Borrower with a maturity at the time of issuance not exceeding nine months, exclusive of days of grace, issued by the Borrower pursuant to a commercial paper program and (b) any unsecured borrowing by the Borrower due within nine months of the borrowing date, exclusive of days of grace, pursuant to money market or other similar short-term uncommitted credit lines.

“Commitment” means a Revolving Commitment, Tranche A Commitment or Tranche B Commitment, or any combination thereof (as the context requires).

“Consolidated EBITDA” means, with respect to any period, the Consolidated Operating Income of the Borrower and the Subsidiaries for such period, plus, without duplication, the sum of:

(a) other income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, to the extent such other income is positive;

(b) interest income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP;

(c) amounts attributable to depreciation and amortization for such period (excluding depreciation and amortization related to the rental inventory of the Borrower and the Subsidiaries), to the extent deducted in determining Consolidated Operating Income for such period;

(d) all Non-Cash Non-Recurring Charges for such period, to the extent deducted in determining Consolidated Operating Income for such period;

(e) all losses associated with asset sales (including sales of Equity Interests) or dispositions of businesses permitted under this Agreement during such period (other than losses on sales of inventory sold in the ordinary course of business and losses on sales of other assets if such losses are less than $1,000,000 individually and less than $10,000,000 in the aggregate during such period), to the extent deducted in determining Consolidated Operating Income for such period; and

(f) all fees and expenses of consultants, counsel and other advisors to the Borrower incurred, or of consultants, counsel and other advisors to any other Person to the extent reimbursed by the Borrower, in each case during such period (but only after January 3, 2009 and on or prior to the Restatement Effective Date); provided that (i) the aggregate amount of fees and expenses added back pursuant to this clause (f) shall not exceed $15,000,000 for all periods and (ii) no addback pursuant to this clause (f) shall be made in determining Consolidated EBITDA for purposes of determining Gross Leverage Ratio;

and minus, without duplication, the sum of:

(i) other income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, to the extent such other income is negative;

(ii) all Non-Cash Non-Recurring Gains for such period, to the extent included in determining Consolidated Operating Income or other income referred to in clause (a) above, in each case for such period;

(iii) all cash expenditures made in such period attributable to non-cash charges (other than non-recurring charges) added back in determining Consolidated EBITDA pursuant to clause (d) above;

(iv) all gains associated with asset sales (including sales of Equity Interests) and dispositions of businesses during such period (other than gains on sales of inventory sold in the ordinary course of business and gains on sales of other assets and businesses if such gains are less than $1,000,000 individually and less than $10,000,000 in the aggregate during such period), to the extent included in determining Consolidated Operating Income or other income referred to in clause (a) above, in each case for such period; and

(v) the proportional EBITDA of the interests held by any other Person in entities fully consolidated with the Borrower and the Subsidiaries, as determined in accordance with the terms of this definition, to the extent not deducted in determining Consolidated Operating Income or other income or interest income referred to in clause (a) or (b) above, in each case for such period.

For purposes of determining Consolidated EBITDA for any period, if the Borrower (x) acquires all or substantially all the Equity Interests or assets of another Person during such period for aggregate consideration in excess of $25,000,000 or (y) sells or transfers any Subsidiary, all or substantially all the assets of a Subsidiary or other assets constituting a business operation during such period for aggregate consideration in excess of $25,000,000, Consolidated EBITDA will be determined on a pro forma basis giving effect to such acquisition or disposition as if it had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Operating Income” means, for any period, the revenues from operations of the Borrower and the consolidated Subsidiaries for such period less the aggregate amount of (a) the operating costs and expenses (including, without duplication, general and administrative expenses and payments under guarantees of leases) and (b) the cost of sales of the Borrower and the consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (i) the operating income of any Person (other than a Loan Party) in which any other Person (other than the Borrower or a Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period, and (ii) the operating income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Preferred Stock” means the 7.50% Series A Cumulative Convertible Perpetual Preferred Stock of the Borrower having the rights, preferences and privileges set forth in the Certificate of Designation dated as of November 14, 2005.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters relating to any Hazardous Materials and, in each case, applicable to the Borrower or any Subsidiary.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such plan in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 430(i)(4) of the or Section 303(i)(4) of ERISA; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such fiscal year (excluding depreciation and amortization related to the rental inventory of the Borrower and the Subsidiaries); plus

(c) the net amount for such fiscal year, if any, of any increase in the deferred tax liability of the Borrower and the consolidated Subsidiaries or any decrease in the deferred tax asset of the Borrower and the consolidated Subsidiaries, excluding any change in deferred taxes that does not change or offset the taxes payable (or receivable if applicable) account of the Borrower and the consolidated Subsidiaries; minus

(d) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year plus (ii) the net amount for such fiscal year, if any, of any decrease in the deferred tax liability of the Borrower and the consolidated Subsidiaries or any increase in the deferred tax asset of the Borrower and the consolidated Subsidiaries, excluding any change in deferred taxes that does not change or offset the taxes payable (or receivable if applicable) account of the Borrower and the consolidated Subsidiaries; minus

(e) the sum, without duplication, of (i) cash Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Indebtedness and except to the extent made with Net Proceeds in respect of sales, transfers or other dispositions of assets) plus (ii) cash consideration paid during such fiscal year to make acquisitions or other investments (other than Permitted Investments and except to the extent financed by incurring Indebtedness); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (other than voluntary prepayments of Revolving Loans in an aggregate amount not in excess of $50,000,000 that are accompanied by permanent reductions of the Revolving Commitments in an equal amount), (ii) Term Loans prepaid pursuant to Section 2.12(c), and (iii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness; minus

(g) the aggregate amount of cash dividends (other than any special dividend or extraordinary dividend) paid on the Borrower’s common stock and the Convertible Preferred Stock during such fiscal year, in each case to the extent permitted by Section 6.08(a) of the Original Credit Agreement and, to the extent not deducted in determining Consolidated Net Income, the amount of cash repurchases of the Borrower’s common stock made pursuant to Section 6.08(a)(iii) of the Original Credit Agreement during such fiscal year.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, an Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which (or of a political subdivision of which) such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.18(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.18(e).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period and (ii) Operating Lease Payments for such period to (b) the sum for such period of (i) Consolidated Interest Expense, (ii) Operating Lease Payments, (iii) Capital Lease Principal Payments and (iv) dividends paid in cash during such period by the Borrower to holders of the Convertible Preferred Stock and other Equity Interests in the Borrower pursuant to Section 6.08(a)(v) or (vi) of the Original Credit Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge agreement, debenture or other Security Document securing any of the Obligations that is governed by the law of a jurisdiction other than the United States and is reasonably satisfactory in form and substance to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Franchisees” means a franchisee or licensee of the Borrower or any Subsidiary operating a video rental store under the “Blockbuster” name or another tradename owned by the Borrower or any Subsidiary pursuant to an area development agreement, a franchise agreement or a licensing agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent (except for changes concurred with by the Borrower’s independent registered public accounting firm) with the consolidated financial statements of the Borrower contained in the Borrower’s Form 10-K filed with the SEC on March 15, 2004.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Leverage Ratio” means, as of any date, the ratio of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Borrower and the Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements are available.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness and other obligations of such Person (i) for the payment of borrowed money (including, in the case of the Borrower, the obligations of the Borrower for borrowed money under this Agreement), (ii) evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements or (iii) which are or should be shown on a consolidated balance sheet prepared in accordance with GAAP as debt liabilities, (b) all Capital Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (d) all Indebtedness of others secured by a Lien on any assets of such Person, whether or not such Indebtedness is assumed by such Person, (e) all obligations in respect of letters of credit (if drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances and (f) all Guarantees of payment or collection of any obligation described in clauses (a), (b), (c), (d) and (e) above of any other Person. Notwithstanding anything to the contrary contained herein, the Viacom LCs shall constitute Indebtedness only to the extent that they support, directly or indirectly, Capital Lease Obligations or other obligations that would constitute Indebtedness and to the extent of any unreimbursed LC Disbursement relating thereto; provided such Indebtedness will not in any event be counted in duplication of any associated Indebtedness otherwise covered by the definition of Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include revenue sharing arrangements or royalty obligations, including those relating to the production, distribution or acquisition of motion pictures, video games or other programming, talent or publishing rights.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, secured, long-term indebtedness for borrowed money of the Borrower that is not Guaranteed by any other Person (other than any Subsidiary) or subject to any other credit enhancement; provided that if the Indebtedness under this Agreement is rated by S&P or Moody’s separately from other Indebtedness that would fall within the foregoing definition, the Index Debt for purposes of ratings established by such rating agency shall be the Indebtedness of the Borrower under this Agreement.

“Information Memorandum” means the Confidential Information Memorandum dated July 2004 relating to the Borrower and the Transactions, together with (a) the written presentation materials and projections dated April 21, 2005, and the related written projections dated April 20, 2005, in each case delivered in connection with a conference call on April 21, 2005 among the Borrower and the Lenders, (b) the written presentation materials and projections dated August 2, 2005, delivered in connection with a conference call on August 2, 2005 among the Borrower and the Lenders, (c) the written presentation materials and projections dated October 25, 2005, and the related written projections dated October 25, 2005, in each case delivered in connection with a conference call on October 25, 2005 among the Borrower and the Lenders, (d) the written presentation materials delivered in connection with a conference call on March 20, 2009 among the Borrower and the Lenders and (e) the written presentation materials and projections delivered in connection with a conference call on March 23, 2009 among the Borrower and the Lenders.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08, which, if in writing, shall be substantially in the form attached as Exhibit C to the Original Credit Agreement (or any other form approved by the Administrative Agent).

“Interest Payment Date” means (a) with respect to any ABR Term Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Revolving Loan, the last day of each calendar month.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine months or 12 months thereafter or the day that is seven days or 14 days thereafter if, at the time of the relevant Borrowing, Eurodollar funding for such a period is available to all Lenders participating therein), as the Borrower may elect; provided that (a) if any Interest Period for a Eurodollar Borrowing would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period for a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances to, guaranteeing any obligations of, or making or permitting to exist any investment or any other interest in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any other Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“Issuing Banks” means JPMorgan Chase Bank, N.A., Credit Suisse First Boston, Citicorp North America, Inc. and Wachovia Bank, National Association, in each case in its capacity as an issuer of one or more Letters of Credit.

“Issuing Banks Agent” means JPMorgan Chase Banks, N.A., in its capacity as the issuing banks’ agent hereunder, and its successors in such capacity as provided in Article VIII.

“Issuing Bank Fee” means the issuing bank fee payable to the Issuing Banks pursuant to Section 2.13(a).

“LC Cash Collateral” means, at any time, the funds on deposit in or credited to the LC Cash Collateral Account at such time.

“LC Cash Collateral Account” means a blocked deposit account established by the Borrower with JPMorgan Chase Bank, N.A., as the Issuing Banks Agent, prior to the Restatement Effective Date to be the “LC Cash Collateral Account” hereunder or, in the event a successor Issuing Banks Agent shall have been appointed pursuant to Article VIII, a blocked deposit account established by the Borrower with such successor Issuing Banks Agent to be the “LC Cash Collateral Account” hereunder.

“LC Cash Collateral Deficiency” shall exist at any time if the value of the LC Cash Collateral at such time shall be less than 105.00% of the aggregate LC Exposure of all the Issuing Banks at such time, and the amount of such deficiency shall be the amount of the LC Cash Collateral Deficiency at such time.

“LC Cash Collateral Excess” shall exist at any time if the value of the LC Cash Collateral at such time shall exceed by more than 5.00% the Aggregate LC Obligations at such time, and the amount of such excess shall be the amount of the LC Cash Collateral Excess at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, with respect to any Issuing Bank at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued by such Issuing Bank that are outstanding at such time and (b) the aggregate amount of all LC Disbursements made by such Issuing Bank to the extent such LC Disbursements have not yet been reimbursed by or on behalf of the Borrower at such time.

“Lenders” means the Persons listed on Schedule 2.01 to the Original Credit Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or the Amendment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means each letter of credit issued pursuant to the Original Credit Agreement prior to, and outstanding on, the Restatement Effective Date that is set forth on Schedule 2.06 to the Amendment Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements are available or, if earlier, are required to be delivered hereunder.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum at which dollar deposits are offered by the principal office of the Administrative Agent in London to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period with a maturity equal to such Interest Period; provided, however, that if the LIBO Rate determined as provided above with respect to any Eurodollar Revolving Borrowing for any Interest Period would be less than 3.50% per annum, then the Eurodollar Rate with respect to such Eurodollar Revolving Borrowing for such Interest Period shall be deemed to be 3.50% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Amendment Agreement and the Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (including in respect of Capital Lease Obligations) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means any event, condition or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under any Loan Document or (c) the material rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents) of any one or more of the Borrower and the Subsidiaries, in an aggregate principal amount exceeding $25,000,000 or (b) obligations in respect of one or more Hedging Agreements of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any date, for purposes of Section 3.12 and clauses (h), (i) and (j) of Article VII, any Subsidiary, or any group of Subsidiaries in respect of which the events referred to in any such clause have occurred, which (a) had aggregate revenues during the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 of 5% or more of total consolidated revenues of the Borrower and the Subsidiaries for such period or (b) had total assets as of the last day of the most recent fiscal quarter of the Borrower in respect of which financial statements have been delivered pursuant to Section 5.01 equal to 5% or more of the total consolidated assets of the Borrower and the Subsidiaries as of such date (in the case of any group of Subsidiaries taken together, calculated on a combined basis in accordance with GAAP).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any real property and improvements thereto to secure the Obligations. Each Mortgage shall be substantially in the form specified in the Original Credit Agreement, with such changes thereto as may be appropriate to accommodate local legal requirements.

“Mortgaged Property” means each parcel of real property and improvements thereto located in the United States and owned by a Loan Party with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event (including any cash received in respect of any non-cash proceeds or escrowed amounts, but only as and when received, and excluding any portion of any such cash proceeds that would be included in determining Excess Cash Flow for the fiscal year of the Borrower in which such event occurs or such cash proceeds are received), net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event and (ii) the amount of all taxes paid (or estimated to be payable) by the Borrower and the Subsidiaries directly attributable to such event (as determined reasonably and in good faith by a Financial Officer). For purposes of this definition, proceeds received by any Subsidiary of the Borrower that is not a wholly-owned Subsidiary shall be deemed to be Net Proceeds received by the Borrower only in an amount proportionate to the Equity Interest owned, directly or indirectly, by the Borrower in such Subsidiary.

“Non-Cash Non-Recurring Charges” means, for any period, all non-cash non-recurring charges (to the extent such charges are not associated with asset sales or disposition of businesses described in clause (e) of the definition of Consolidated EBITDA) incurred during such period, including, without limitation, all non-cash charges in respect of (a) provisions for losses and additions to valuation allowances, (b) provisions for restructuring, litigation and environmental reserves and losses on the disposition of businesses, (c) pension settlement charges, (d) provisions required by SFAS 142 or SFAS 143 or any successor pronouncements thereto and (e) any non-cash compensation charge or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, in each case in connection with employee plans or other compensation arrangements.

“Non-Cash Non-Recurring Gains” means, for any period, all non-cash non-recurring gains and all other non-cash gains (to the extent such other non-cash gains are not realized in the ordinary course of business or do not constitute ordinary course operating income and are otherwise not associated with asset sales or dispositions of businesses described in clause (e) of the definition of Consolidated EBITDA), realized during such period, including refranchising gains.

“Non-Viacom LC Cash Collateral Excess” means, at any time, the portion, if any, of the LC Cash Collateral Excess at such time that does not represent a Viacom LC Cash Collateral Excess.

“Obligations” means (a) the obligations of the Borrower hereunder to pay the principal of and interest on the Loans, to reimburse the LC Disbursements and to pay all other monetary obligations of the Borrower, including in respect of fees, costs, expenses and indemnities, to the Lenders in their capacities as such under this Agreement or any other Loan Document and (b) all other “Obligations”, as such term is defined in the Collateral Agreement.

“Operating Lease Payments” means, for any period, amounts recorded or required to be recorded as operating lease expenses on consolidated financial statements of the Borrower prepared in accordance with GAAP plus, to the extent not otherwise included therein, payments by the Borrower or any Subsidiary during such period pursuant to Guarantees of operating leases of Franchisees or other Persons.

“Original Credit Agreement” means the Credit Agreement dated as of August 20, 2004, as amended and restated as of November 4, 2005, and as amended prior to the Restatement Effective Date, among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto.

“Original Effective Date” means August 20, 2004.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made by or on account of any obligation of the Borrower or any Subsidiary Loan Party under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05, or which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar regulations;

(d) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; provided that no such judgment lien shall have equal or greater priority than the Liens created under the Loan Documents;

(e) performance bonds made or similar obligations incurred in the ordinary course of business, and appeal bonds in connection with judgments that do not constitute an Event of Default under clause (k) of Article VII or deposits with the court to support, or deposits made to secure obligations under letters of credit provided to support, obligations of the Borrower or any Subsidiary in respect of any such judgment pending its appeal; provided that the aggregate amount of such bonds, obligations and deposits does not exceed $5,000,000 at any time;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized or licensed under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) Investments in money market mutual funds that (i) comply with the criteria set forth in Rule 2a-7 adopted by the SEC under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets in excess of $2,000,000,000.

“Permitted Store Sales” means the sale, transfer, assignment, sublease or other disposition by the Borrower or any Subsidiary of all or any portion of any Store or of all or any portion of any properties and leasehold interests used or previously used by the Borrower and/or any Subsidiary to operate any Store (and associated inventory, equipment and fixtures), including in connection with the sale or disposition of all or any Stores or any portions thereof in a given geographic region; provided that any such sale, transfer, assignment, sublease or disposition is in the ordinary course of business and consistent with past practice; and provided further that “Permitted Store Sales” will be deemed to exclude assets transferred by the Borrower and the Subsidiaries as a result of Permitted Store Swaps.

“Permitted Store Swap” means the exchange of (a) assets of the Borrower and the Subsidiaries all or substantially all of which consist of Stores and related equipment and inventory for (b) assets of any other Person all or substantially all of which consist of Stores and related equipment and inventory; provided that the value of the assets received by the Borrower and the Subsidiaries in any such exchange are of reasonably equivalent value as the assets transferred by the Borrower and the Subsidiaries in any such exchange.

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower the payment of which is subordinated to the Borrower’s obligations in respect of the Obligations on terms no less favorable in any significant respect to the Lenders than those applicable to the Subordinated Debt, and which Indebtedness (a) is unsecured, (b) is not Guaranteed by any Subsidiary that is not a Subsidiary Loan Party and, to the extent Guaranteed by any Subsidiary Loan Party, such Guarantee is subordinated to such Subsidiary Loan Party’s obligations in respect of the Obligations on terms no less favorable in any significant respect to the Lenders than those applicable to the Subsidiary Guarantees of the Subordinated Debt, and (c) does not mature or require any amortization payment to be made prior to the date that is six months after the Tranche B Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means any sale, transfer, assignment, sublease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary (including any Equity Interests in Subsidiaries), other than (i) sales, transfers or dispositions referred to in clauses (a) and (b) of Section 6.05 and subleases of Stores in the ordinary course of business and (ii) sales, transfers, assignments and other dispositions, other than those made in reliance on clause (e) of Section 6.05, resulting in aggregate cumulative Net Proceeds received after the Original Effective Date not exceeding $50,000,000.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to any Issuing Bank at any time, the product of (a) the value of the LC Cash Collateral at such time and (b) a fraction the numerator of which is the LC Exposure of such Issuing Bank at such time and the denominator of which is the aggregate LC Exposure of all the Issuing Banks at such time.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew or refinance existing Indebtedness (“Refinanced Debt”); provided that (a) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (b) such Indebtedness has the same or later maturity and the same or longer weighted average life than the Refinanced Debt, (c) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and any Guarantees thereof are subordinated to the Obligations on terms no less favorable in any significant respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (d) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are not materially less favorable to the Borrower than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (e) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the

Refinanced Debt and Guarantees thereof and (f) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” shall mean Lenders having outstanding Term Loans and Revolving Exposures representing more than 50% of the sum of the total outstanding Term Loans and Revolving Exposures; provided further that, for purposes of this definition, if any Lender has defaulted in its obligation to fund any Loan hereunder, then the unused Commitments of such Lender shall be disregarded for all purposes in determining the Required Lenders.

“Restatement Effective Date” has the meaning assigned to such term in the Amendment Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) to any Person other than the Borrower or any Loan Party with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder on the Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Revolving Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 to the Amendment Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate principal amount of such Lender’s Revolving Loans outstanding at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, an outstanding Revolving Loan.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means September 30, 2010.

“Revolving Prepayment Event” means:

(a) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under clauses (iv), (ix), (x), (xi), (xii) and (xiii) of Section 6.01(a);

(b) any issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution, other than any issuance of common stock in the Borrower to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan; or

(c) any receipt by the Borrower or any Subsidiary of (i) cash or cash equivalents on account of purchase price adjustments, tax refunds, judgments and litigation settlements, pension plan reversions and indemnity payments, in each case resulting in aggregate Net Proceeds of $500,000 or more, and (ii) cash or cash equivalents on account of any Viacom Beneficiary Cash Collateral Release, but, in the case of this clause (ii), only to the extent (A) the sum of (x) the aggregate fair market value of cash and cash equivalents received by the Borrower and the Subsidiaries on account of all the Viacom Beneficiary Cash Collateral Releases and (y) the aggregate amount of the LC Cash Collateral that has been released or that, but for the occurrence of any event specified in Section 2.06(h)(iv) restricting such release, would have been released to the Borrower pursuant to Section 2.06(h)(iv) exceeds (B) $52,500,000.

“S-4” means the Form S-4 registration statement filed with the SEC, as amended prior to the Original Effective Date, pursuant to which Viacom exchanged shares of Class A Common Stock and shares of Class B Common Stock for shares of Class A common stock, par value $0.01 per share, of Viacom and shares of Class B common stock, par value $0.01 per share, of Viacom.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to such term in Section 3.04(b).

“Secured Party” has the meaning assigned to such term in the Collateral Agreement.

“Security Agreement” means the Security Agreement dated as of August 8, 2005, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, together with all supplements thereto.

“Security Documents” means the Collateral Agreement, the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Account Control Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12.

“Significant Foreign Subsidiary” means, on any date, each of Blockbuster Canada Co, Blockbuster Entertainment (Ireland) Limited, Blockbuster Holdings Ireland, Blockbuster de Mexico S.A. de C.V., Blockbuster UK Limited and any other Foreign Subsidiary (a) Equity Interests in which are directly owned by any Loan Party and (b) a substantial portion of the consolidated revenues of which are derived from its operations and the operations of its subsidiaries in Canada, the United Kingdom, Ireland, Mexico or Australia.

“Split-Off” means the distribution by Viacom of shares of Class A Common Stock and Class B Common Stock described in the S-4.

“Split-Off Agreement” means the agreement referred to in clause (a) of the definition of Viacom Agreements.

“Split-Off Date” means the date on which Viacom has distributed, in connection with the Split-Off, shares of Class A Common Stock or Class B Common Stock which in the aggregate represent a distribution of “control” as defined in Section 368(c) of the Code.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means a retail outlet owned or operated by a Person for the sale, rental or trade of video products (including videocassettes, DVDs and any technological successors thereto) and/or game products, and associated or other retail inventory of such Person.

“Subordinated Debt” means the 9% Senior Subordinated Notes due 2012 in the aggregate principal amount of $300,000,000, and the Indebtedness represented thereby.

“Subordinated Debt Documents” means the indenture under which the Senior Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is not a Foreign Subsidiary; provided that for purposes of Article VI, and each other provision hereof where the context so requires, a Subsidiary shall be deemed to be a “Subsidiary Loan Party” only if, and for so long as, the requirements of clause (a) of the definition of the term “Collateral and Guarantee Requirement” shall have been satisfied with respect to such Subsidiary.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of swingline loans under the Original Credit Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means Tranche A Term Loans and Tranche B Term Loans.

“Total Indebtedness” means, as of any date, (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Borrower and the Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, less (b) the amount of cash and Permitted Investments of the Borrower and the

Subsidiaries that would be reflected on such balance sheet as of such date (other than any such cash or Permitted Investments that constitutes “restricted cash” or is otherwise subject to any Lien (other than any Lien created under the Loan Documents or any Permitted Encumbrance of the type described in clause (g) of the definition of such term) in favor of any third party).

“Tranche A Commitment” has the meaning assigned to such term in the Original Credit Agreement. The aggregate amount of the Lenders’ Tranche A Commitments as of the Original Effective Date was $100,000,000.

“Tranche A Lender” means a Lender with an outstanding Tranche A Term Loan.

“Tranche A Maturity Date” means August 20, 2009.

“Tranche A Term Loans” means the Tranche A Term Loans made by the Lenders to the Borrower on the Original Effective Date pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date.

“Tranche B Commitment” has the meaning assigned to such term in the Original Credit Agreement. The aggregate amount of the Lenders’ Tranche B Commitments as of the Original Effective Date was $550,000,000.

“Tranche B Lender” means a Lender with an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” means August 20, 2011.

“Tranche B Term Loans” means the Tranche B Term Loans made by the Lenders to the Borrower on the Original Effective Date pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Viacom” means Viacom Inc., a Delaware corporation.

“Viacom Agreements” means (a) the Amended and Restated Initial Public Offering and Split-Off Agreement, dated as of June 18, 2004, among Viacom, Viacom International and the Borrower, (b) the Amended and Restated Release and Indemnification Agreement, dated as of June 18, 2004, between Viacom and the Borrower, (c) the Amended and Restated Transition Services Agreement, dated as of June 18, 2004, between Viacom and the Borrower, (d) the Amended and Restated

Registration Rights Agreement, dated as of June 18, 2004, between Viacom and the Borrower, (e) the Amended and Restated Tax Matters Agreement, dated as of June 18, 2004, between Viacom and the Borrower, and (f) the Judgment Sharing Agreement, dated as of June 18, 2004 among Paramount Pictures Corporation, Sumner M. Redstone, Viacom and the Borrower, as each may be amended from time to time to the extent permitted by Section 6.11.

“Viacom International” means Viacom International, Inc., a Delaware corporation.

“Viacom LC” means each Letter of Credit that is designated as a “Viacom LC” on Schedule 2.06 to the Amendment Agreement.

“Viacom LC Cash Collateral Excess” means, at any time, (a) the portion, if any, of the LC Cash Collateral Excess at such time that is attributable to a cancelation or expiration of any Viacom LC or a permanent reduction in the amount of any Viacom LC, less (b) the excess, if any, at such time of (i) $52,500,000 over (ii) the sum of (A) the aggregate amount of the LC Cash Collateral that has been released or that, but for the occurrence of any event specified in Section 2.06(h)(iv) restricting such release, would have been released to the Borrower pursuant to Section 2.06(h)(iv) and (B) the aggregate fair market value of cash and cash equivalents received by the Borrower and the Subsidiaries on account of all the Viacom Beneficiary Cash Collateral Releases.

“Viacom Beneficiary Cash Collateral Release” means, in the event any drawing under any Viacom LC shall have been made, any remittance or other refunding by Viacom or Viacom International, or any of their Affiliates, to the Borrower or any Subsidiary of all or any part of the amounts drawn.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Each reference in this Agreement to a fiscal quarter ended March 31, June 30, September 30 or December 31 and to a fiscal year ended December 31 shall mean the fiscal quarter, or fiscal year, as applicable, ended on or around such date.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all accounting terms and all terms of a financial nature shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared, in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any financial covenant to eliminate or modify the effect of any change after the Original Effective Date in GAAP or in the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of the financial covenants for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect and applied immediately before the relevant change became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make a Revolving Loan to the Borrower on the Restatement Effective Date in a principal amount not exceeding its Revolving Commitment. The Borrower and the Revolving Lenders acknowledge the making of Revolving Loans prior to the Restatement Effective Date under the Original Credit Agreement and agree that, to the extent outstanding on the Restatement Effective Date, such Revolving Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents. Amounts repaid in respect of Revolving Loans may not be reborrowed.

(b) On the Original Effective Date, (i) the Tranche A Lenders made Tranche A Term Loans to the Borrower in an aggregate principal amount of $100,000,000 and (ii) the Tranche B Lenders made Tranche B Term Loans to the

Borrower in an aggregate principal amount of $550,000,000. The Borrower, the Tranche A Lenders and the Tranche B Lenders acknowledge the making of the Term Loans under the Original Credit Agreement and agree that, to the extent outstanding on the Restatement Effective Date, such Term Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date or Tranche B Maturity Date, as applicable.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, or if no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the requested Borrowing shall be deemed a Eurodollar Revolving Borrowing with an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. [Reserved.]

SECTION 2.05. Swingline Loans. [Reserved.]

SECTION 2.06. Letters of Credit. (a) Prior to the Restatement Effective Date, the Issuing Banks have issued the Letters of Credit pursuant to the Original Credit Agreement. On and after the Restatement Effective Date, (i) no Issuing Bank shall have any obligation to issue any letter of credit pursuant to this Agreement (it being understood that amendments, renewals and extensions of Letters of Credit in accordance with the terms hereof shall not be deemed to be issuances of letters of credits), (ii) the terms and conditions of this Agreement shall apply to each Letter of Credit and (iii) no Revolving Lender shall have any participation in any Letter of Credit, or any obligation to fund all or any portion of any LC Disbursement under, or other obligation with respect to, any Letter of Credit, all such participations and obligations having been released by each Issuing Bank with respect to the Letters of Credit issued by such Issuing Bank as set forth in the Amendment Agreement.

(b) Amendment, Renewal or Extension of the Letters of Credit; Certain Conditions. Subject to the terms and conditions set forth herein, the Borrower may request an amendment, renewal or extension of any outstanding Letter of Credit; provided, however, that the Borrower may not request an increase in the amount of any Letter of Credit. To request the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank, the Administrative Agent and the Issuing Banks Agent (reasonably in advance of the requested date of amendment, renewal or extension) a notice identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested amendment, renewal or extension and the requested date of the effectiveness thereof (which shall be a Business Day) and such other information as shall be necessary to amend, renew or extend such Letter of Credit. Each Issuing Bank agrees that, in the case of any request by the Borrower to extend or renew any Letter of Credit issued by such Issuing Bank, such Issuing Bank shall, subject to Section 4.02, renew or extend such Letter of Credit as so requested; provided, however, that no Issuing Bank shall be obligated to extend or renew any Letter of Credit to a date that does not comply with paragraph (c) of this Section. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that any Letter of Credit may provide for automatic renewal on an annual basis so long as any such Letter of Credit expires at or prior to the date that is five Business Days prior to the Revolving Maturity Date.

(d) Disbursements. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Borrower, the Administrative Agent and the Issuing Banks Agent by telephone (confirmed by fax) of such demand for payment, whether such Issuing Bank will make an LC Disbursement thereunder and, in the event such Issuing Bank makes such an LC Disbursement, of the making thereof and the amount of the payment made; provided that any failure to give or delay in giving any such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank with respect to any such LC Disbursement.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, for the account of such Issuing Bank, an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on any Business Day, then 5:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice or (ii) otherwise, 5:00 p.m., New York City time, on the second Business Day immediately following the day that the Borrower receives such notice; provided, however, that the Borrower hereby irrevocably authorizes, instructs and directs the Issuing Banks Agent, and, on the terms and subject to the conditions set forth in paragraph (h)(ii) of this Section, the Issuing Banks Agent hereby agrees, to make such payment on behalf of the Borrower with the LC Cash Collateral, and, to the extent such payment is so made, the Borrower’s obligation to make such payment shall be discharged.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Issuing Banks Agent, any Issuing Bank, any Lender or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement shall have been reimbursed in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date such LC Disbursement is reimbursed in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such LC Disbursement shall not have been reimbursed when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(h) LC Cash Collateral. (i) Pursuant to the Amendment Agreement, prior to the Restatement Effective Date the Borrower shall have established the LC Cash Collateral Account and, on the Restatement Effective Date, shall have deposited into the LC Cash Collateral Account an amount in cash equal to 105.00% of the aggregate LC Exposure of all the Issuing Banks as of the Restatement Effective Date. The Issuing Banks Agent shall hold the LC Cash Collateral as collateral for the payment and performance of the obligations of the Borrower in respect of the Aggregate LC Obligations, and the Borrower hereby grants to the Issuing Banks Agent, for the benefit of the Issuing Banks, a security interest in the LC Cash Collateral Account and the LC Cash Collateral (including all funds and investments from time to time in the LC Cash Collateral Account), and the proceeds thereof, to secure the Aggregate LC Obligations. The Issuing Banks Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Cash Collateral Account. Without limiting the foregoing, the Issuing Banks Agent is hereby irrevocably authorized, instructed and directed by the Borrower to make such withdrawals as are described in this Section or as the Issuing Banks Agent, in its sole discretion, determines are appropriate to satisfy any of the Aggregate LC Obligations of the Borrower, including obligations with respect to the payment of interest pursuant to paragraph (g) of this Section and Issuing Bank Fees pursuant to Section 2.13(a), and each Issuing Bank hereby acknowledges the foregoing and agrees thereto. The Issuing Banks Agent shall invest funds on deposit in the LC Cash Collateral Account in one or more money market deposit accounts offered by the entity serving as the Issuing Banks Agent or, at the discretion of the Issuing Banks Agent, any other Permitted Investments of the type referred to in clause (c) of the definition of the term “Permitted Investments”, it being agreed that such investment shall be made at the Borrower’s risk and expense. Interest or profits, if any, on such investment shall accumulate in such account and be part of the LC Cash Collateral.

(ii) If an Issuing Bank shall have made an LC Disbursement, the Issuing Banks Agent shall, not later than (A) if the Issuing Banks Agent shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on any Business Day, then 5:00 p.m., New York City time, on the Business Day immediately following the day that the Issuing Banks Agent receives such notice, and (B) otherwise, 5:00 p.m, New York City time, on the second Business Day immediately following the day that the Issuing Banks Agent receives such notice, withdraw from the LC Cash Collateral Account and remit to such Issuing Bank an amount equal to the lesser of (x) the amount of such LC Disbursement and (y) the value of the LC Cash Collateral at the time but not in excess, solely if the Issuing Banks Agent shall have received notice from the Borrower, the Administrative Agent, any Issuing Bank or the Required Lenders that an Event of Default has occurred and is continuing at the time, of such Issuing Bank’s Pro Rata Share thereof at such time; provided, however, that the Issuing Banks Agent shall not be required to make any such withdrawal and remittance if it determines, in its sole discretion, that it may not do so under applicable law.

(iii) In the event the Issuing Banks Agent shall have determined, based on reports provided to the Issuing Banks Agent pursuant to paragraph (i) of this Section, that an LC Cash Collateral Deficiency exists, the Issuing Banks Agent shall promptly inform the Borrower and the Administrative Agent thereof, and the Borrower shall, within three Business Days of receiving such notice, deposit in the LC Cash Collateral Account an amount in cash equal to the amount of such LC Cash Collateral Deficiency.

(iv) In the event the Issuing Banks Agent shall have determined, based on reports provided to the Issuing Banks Agent pursuant to paragraph (i) of this Section, that a Viacom LC Cash Collateral Excess exists, the Issuing Banks Agent shall promptly inform the Borrower and the Administrative Agent thereof and, unless the Issuing Banks Agent shall have received notice from the Borrower, the Administrative Agent, any Issuing Bank or the Required Lenders that an Event of Default has occurred and is continuing at the time, the Issuing Banks Agent shall withdraw from the LC Cash Collateral Account and remit to the Borrower the amount of such Viacom LC Cash Collateral Excess; provided, however, that, in the case no such remittance is made as a result of the Issuing Banks Agent having received such a notice of an Event of Default, the Borrower may request that the amount of such Viacom LC Cash Collateral Excess be remitted to the Administrative Agent in satisfaction of an obligation of the Borrower to prepay Revolving Borrowings. To make such a request, the Borrower shall hand deliver or fax to the Issuing Banks Agent, with a copy to the Administrative Agent, a notice identifying the amount of the prepayment of the Revolving Borrowings requested to be made with such Viacom LC Cash Collateral Excess and the details thereof (including the provisions hereof pursuant to which such prepayment is made), and further requesting the Issuing Banks Agent to remit, on the date specified in such request (which shall be at least one Business Day after the date of such notice) to the Administrative Agent the amount specified in such notice (which shall not exceed the amount of such prepayment). Upon receipt of such notice, the Issuing Banks Agent shall, on the date specified therein, withdraw from the LC Cash Collateral Account and remit to the Administrative Agent, for the account of the Revolving Lenders, an amount equal to the lesser of (x) the amount specified in such notice and (y) the amount of such Viacom LC Cash Collateral Excess. To the extent of the amounts received by the Administrative Agent, the Borrower’s obligation to make the prepayment of the Revolving Borrowings specified in such notice shall be discharged. Notwithstanding anything in this paragraph to the contrary, the Issuing Banks Agent shall not be required to make any withdrawal or remittance referred to in this paragraph if it determines, in its sole discretion, that it may not do so under applicable law.

(v) In the event the Issuing Banks Agent shall have determined, based on reports provided to the Issuing Banks Agent pursuant to paragraph (i) of this Section, that a Non-Viacom LC Cash Collateral Excess of $500,000 or more exists, the Issuing Banks Agent shall promptly inform the Borrower and the Administrative Agent thereof and shall withdraw from the LC Cash Collateral Account and remit to the Administrative Agent the amount of such Non-Viacom LC Cash Collateral Excess, in satisfaction of the obligations of the Borrower under Section 2.12(f) in respect thereof; provided, however, that the Issuing Banks Agent shall not be required to make any such withdrawal and remittance if it determines, in its sole discretion, that it may not do so under applicable law.

(vi) The Issuing Banks Agent (and, in the event any Issuing Bank shall have been appointed as a sub-agent of the Issuing Banks Agent pursuant to Article VIII, such Issuing Bank) hereby agrees, solely for the purpose of allowing the Administrative Agent to obtain control of the LC Cash Collateral Account under Section 9-104 of the Uniform Commercial Code of the State of New York (as in effect from time to time) and to perfect its security interest in the LC Cash Collateral Account and the LC Cash Collateral in accordance with Sections 9-312 and 9-314 of said Uniform Commercial Code, to act as a sub-agent of the Administrative Agent. Notwithstanding the foregoing (but without affecting the agreement of the Issuing Banks Agent and any such Issuing Bank to act as a sub-agent of the Administrative Agent for the foregoing purpose), so long as any of the Aggregate LC Obligations shall be outstanding, the Issuing Banks Agent shall continue to have exclusive dominion and control over the LC Cash Collateral Account, and may deal with the LC Cash Collateral Account and the LC Cash Collateral without regard to the Administrative Agent’s security interest in the LC Cash Collateral Account or the LC Cash Collateral (and the Administrative Agent agrees with the Issuing Bank Agent for the benefit of the Issuing Banks that so long as any of the Aggregate LC Obligations are outstanding, it shall not issue instructions to the Issuing Banks Agent (or any of its sub-agents), in its capacity as a sub-agent of the Administrative Agent, with respect to, or otherwise exercise control over, the LC Cash Collateral Account or the LC Cash Collateral).

(vii) Notwithstanding anything to the contrary in any Loan Document, each party to this Agreement agrees that any Lien of the Issuing Banks Agent (or any of its sub-agents) on the LC Cash Collateral Account and the LC Cash Collateral now or hereafter held by or for the benefit of any Issuing Bank as security for any of the Aggregate LC Obligations shall be senior in right, priority, operation, effect and all other respects to all Liens thereon of the Administrative Agent now or hereafter held by or for the benefit of any Secured Party as security for any of the Obligations other than the Aggregate LC Obligations, such Liens of the Administrative Agent being junior and subordinate in right, priority, operation, effect and all other respects to any such Lien of the Issuing Banks Agent (or any such sub-agent). Each party to this Agreement agrees that, to effectuate the intent of the parties as provided above, the value of the Liens of the Issuing Banks Agent (or any of its sub-agents) on the LC Cash Collateral Account and the LC Cash Collateral shall be determined without regard to the existence of the Liens thereon securing the Obligations other than the Aggregate LC Obligations. The relative Lien priorities set forth above are only with respect to the priority of the Liens described herein, and shall not constitute a subordination of any Obligations to any other Obligations. Each party to this Agreement further agrees that (A) the grant of any Lien to the Issuing Banks Agent (or any of its sub-agents) on the LC Cash Collateral Account and the LC Cash Collateral now or hereafter held by or for the benefit of any Issuing Bank as security for any of the Aggregate LC Obligations and the grant of any Lien thereon to the Administrative Agent now or hereafter held by or for the benefit of any Secured Party as security for any of the Obligations other than the Aggregate LC Obligations constitute two separate and distinct grants of Liens and (B) because of, among other things, their differing rights in the LC Cash Collateral Account and the LC Cash Collateral, the Aggregate LC Obligations are fundamentally different from the Obligations other than the Aggregate LC Obligations and must, solely to the extent the LC Cash Collateral Account and the LC Cash Collateral are concerned, be separately classified in any plan of reorganization proposed or adopted in an insolvency proceeding of the Borrower. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Issuing Banks and the other Secured Parties in respect of the LC Cash Collateral Account and LC Cash Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then all distributions in respect of the Aggregate LC Obligations and the Obligations other than the Aggregate LC Obligations shall be made as if they were two separate classes of senior and junior secured claims against the Borrower in respect of the LC Cash Collateral Account and LC Cash Collateral, with each Lender agreeing to turn over to the Issuing Banks Agent, for the benefit of the Issuing Banks, amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence.

(i) Issuing Bank Reports. Each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and the Issuing Banks Agent (i) reasonably prior to the time that such Issuing Bank amends, renews or extends any Letter of Credit, the date of such amendment, renewal or extension and the details thereof, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse in full an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the unreimbursed amount of such LC Disbursement, (iv) on each day (or, if such day is not a Business Day, on the next following Business Day) on which the LC Exposure of such Issuing Bank shall have reduced, the amount of such reduction and the details thereof and (v) on any other Business Day, such other information as the Administrative Agent or the Issuing Banks Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. The Administrative Agent and the Issuing Banks Agent shall be entitled to rely, and shall not incur any liability for relying, upon any information reported to it by the Issuing Banks pursuant to this paragraph. Without limiting the foregoing, the Issuing Banks Agent may determine the existence of any LC Cash Collateral Deficiency or any LC Cash Collateral Excess (and whether such excess is a Viacom LC Cash Collateral Excess or a Non-Viacom LC Cash Collateral Excess) and each Issuing Bank’s Pro Rata Share solely on the basis of the information reported to it by the Issuing Banks pursuant to this paragraph, and shall incur no liability for any errors in such determination arising from any inaccuracy of such information.

(j) Cooperation. The Issuing Banks Agent shall provide to the Administrative Agent or any Issuing Bank such information with respect to the LC Cash

Collateral Account and the LC Cash Collateral as the Administrative Agent or such Issuing Bank may from time to time request. The Administrative Agent shall provide to the Issuing Banks Agent such information regarding the Issuing Banks and the Letters of Credit as the Issuing Banks Agent may from time to time request.

(k) Concerning Viacom LCs. The Borrower agrees that, without the prior written consent of each Issuing Bank that shall have issued a Viacom LC outstanding at the time, (A) it shall not request an extension or renewal of any Viacom LC unless it shall have requested such an extension or renewal with respect to each Viacom LC and (B) it shall not request any amendment of any Viacom LC to reduce the face amount thereof unless it shall have concurrently therewith requested such amendments of one or more other Viacom LC to reduce the face amount thereof as shall be required in order for the aggregate amount of such requested reductions to be allocated among the Issuing Banks in accordance with their pro rata share. For purposes of the foregoing, an Issuing Bank’s “pro rata share” of any such reductions shall be determined based on the proportion the face amount of its Viacom LC as of the Restatement Effective Date bears to the aggregate face amount of all the Viacom LCs as of the Restatement Effective Date; provided, however, that if, as a result of any drawing thereunder since the Restatement Effective Date, the face amount of any Issuing Bank’s Viacom LC shall have been reduced without a corresponding reduction in the face amount of the other Issuing Banks’ Viacom LCs, then, to the extent such drawing shall have been reimbursed, the pro rata share of such Issuing Bank shall be adjusted so that the aggregate amount of all the reductions in the aggregate face amount of the Viacom LCs is allocated to the banks, as nearly as possible, on a pro rata basis (determined as set forth above).

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting or transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or any other domestic bank deposit account of the Borrower, in each case as designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing of one month’s duration. Notwithstanding any contrary provision hereof, if any Event of Default described in clauses (a), (b), (h) or (i) of Article VII shall occur and be continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Tranche A Commitments and Tranche B Commitments terminated on the Original Effective Date. Unless previously terminated in accordance with the terms hereof, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) In the event the aggregate amount of the Revolving Commitments shall exceed at any time the aggregate principal amount of the Revolving Loans outstanding at such time, the Revolving Commitments shall automatically and permanently reduce by the amount of such excess.

(c) Subject to compliance with the provisions of paragraph (d) of this Section, the Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, the aggregate principal amount of the Revolving Loans shall exceed the aggregate amount of the Revolving Commitments.

(d) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitment under paragraph (c) of this Section not later than 11:00 a.m., New York City time, on the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their Revolving Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Amortization of Loans. (a) Subject to adjustment pursuant to paragraph (e) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
October 1, 2005	$3,750,000
January 1, 2006	3,750,000
April 1, 2006	3,750,000
July 1, 2006	3,750,000
October 1, 2006	3,750,000
January 1, 2007	3,750,000

Date	Amount
April 1, 2007	3,750,000
July 1, 2007	3,750,000
October 1, 2007	3,750,000
January 1, 2008	3,750,000
April 1, 2008	3,750,000
July 1, 2008	3,750,000
October 1, 2008	13,750,000
January 1, 2009	13,750,000
April 1, 2009	13,750,000
August 20, 2009	13,750,000

(b) Subject to adjustment pursuant to paragraph (e) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
October 1, 2005	$1,375,000
January 1, 2006	1,375,000
April 1, 2006	1,375,000
July 1, 2006	1,375,000
October 1, 2006	1,375,000
January 1, 2007	1,375,000
April 1, 2007	1,375,000
July 1, 2007	1,375,000
October 1, 2007	1,375,000
January 1, 2008	1,375,000
April 1, 2008	1,375,000
July 1, 2008	1,375,000
October 1, 2008	13,750,000
January 1, 2009	13,750,000
April 1, 2009	13,750,000
July 1, 2009	13,750,000
October 1, 2009	13,750,000
January 1, 2010	13,750,000
April 1, 2010	13,750,000
July 1, 2010	13,750,000
October 1, 2010	105,875,000
January 1, 2011	105,875,000
April 1, 2011	105,875,000
August 20, 2011	105,875,000

(c) Subject to adjustment pursuant to paragraph (e) of this Section, the Borrower shall repay Revolving Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
December 15, 2009	$25,000,000
January 31, 2010	$20,000,000
February 28, 2010	$20,000,000
March 31, 2010	$20,000,000
April 30, 2010	$10,000,000
May 31, 2010	$15,000,000
June 30, 2010	$50,000,000
July 31, 2010	$10,000,000
August 31, 2010	$10,000,000

(d) To the extent not previously paid, all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date and all Revolving Loans shall be due and payable on the Revolving Maturity Date.

(e) Any prepayment of a Term Borrowing of either Class, including any mandatory prepayments pursuant to Section 2.12, shall be applied to reduce ratably the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section. Any prepayment of a Revolving Borrowing, including any mandatory prepayments pursuant to Section 2.12, shall be applied to reduce the subsequent scheduled repayments of the Revolving Borrowings to be made pursuant to this Section in the reverse order of maturity; provided, however, that any optional prepayment of Revolving Borrowings made pursuant to Section 2.12(a) at any time after the Restatement Effective Date and prior to December 15, 2009 shall be applied, first, to reduce by not more than $12,500,000 in the aggregate the scheduled repayment required to be made on December 15, 2009, and, thereafter, as set forth above.

(f) Prior to any repayment of any Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by fax) of such selection not later than (i) 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment, in the case of a Eurodollar Borrowing, and (ii) 11:00 a.m., New York City time, on the scheduled date of such repayment, in the case of an ABR Borrowing. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings under this Section shall be accompanied by accrued interest on the amount repaid.

SECTION 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part in an integral multiple of $1,000,000, subject to the requirements of this Section.

(b) In the event and on each occasion that the aggregate principal amount of the Revolving Loans exceeds the aggregate amount of the Revolving Commitments, the Borrower shall prepay the Revolving Loans in an aggregate principal amount equal to such excess.

(c) Following the end of each fiscal year of the Borrower, the Borrower will prepay Term Borrowings in an aggregate amount equal to 50% of Excess Cash Flow, if any, for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2009, the Borrower will prepay Revolving Borrowings in an aggregate amount equal to (i) the sum of (A) the lesser of (x) 50% of the Excess Cash Flow for such fiscal year and (y) $50,000,000 plus (B) in the event the Excess Cash Flow for such fiscal year (determined without any deduction otherwise required to be made pursuant to clause (f) of the definition of such term on account of any optional prepayments of Revolving Loans made during such fiscal year (but, in the case of the fiscal year ending December 31, 2009, only after the Restatement Effective Date)) shall exceed $200,000,000, 25% of the amount of such excess, less (ii) the amount of any optional prepayments of Revolving Loans made during such fiscal year (but, in the case of the fiscal year ending December 31, 2009, only after the Restatement Effective Date). Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Revolving Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Revolving Prepayment Event described in clause (c) of the definition of such term, within 10 Business Days after such Net Proceeds are received), prepay Revolving Borrowings in an aggregate amount equal to (i) in the case of a Revolving Prepayment Event described in clause (c) of the definition of such term, 100% of such Net Proceeds and (ii) in the case of a Revolving Prepayment Event described in clause (a) or (b) of the definition of such term, (A) in the case of any such Revolving Prepayment Event that is an incurrence of Indebtedness by a Foreign Subsidiary, 80% of such Net Proceeds and (B) otherwise, (1) 0% of such Net Proceeds, to the extent the aggregate amount of such Net Proceeds received since the Restatement Effective Date in respect of all such Revolving Prepayment Events does not exceed $25,000,000, (2) 75% of such Net Proceeds, to the extent the aggregate amount of such Net Proceeds received since the Restatement Effective Date in respect of all such Revolving Prepayment Events exceeds $25,000,000 but does not exceed $50,000,000, and (3) 50% of such Net Proceeds, to the extent the aggregate amount of such Net Proceeds received since the Restatement Effective Date in respect of all such Revolving Prepayment Events exceeds $50,000,000.

(f) In the event and on each occasion that any LC Cash Collateral shall be released to the Administrative Agent as provided in Section 2.06(h)(v), the Borrower shall prepay Revolving Borrowings in like amount, such prepayment to be made on the date of such release and to be deemed automatically to have been discharged upon receipt by the Administrative Agent of such LC Cash Collateral.

(g) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section; provided that in the case of any prepayment of Revolving Borrowings made pursuant to paragraph (f) of this Section, the selection of the Borrowing or Borrowings to be prepaid shall be made by the Administrative Agent unless, prior to the time of such prepayment, the Administrative Agent shall have received from the Borrower a written notice specifying such selection. In the event of any mandatory prepayment of Term Borrowings made pursuant to paragraph (c) of this Section at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

(h) Except for prepayments made pursuant to paragraph (f) of this Section, the Borrower shall notify the Administrative Agent by telephone (confirmed by fax) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments of Borrowings shall be accompanied by accrued interest on the amount prepaid.

SECTION 2.13. Fees. (a) The Borrower agrees to pay each Issuing Bank an issuing bank fee, which shall accrue at the rate of 2.00% per annum on the outstanding undrawn amount of Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the date on which there ceases to be any outstanding Letters of Credit issued by such Issuing Bank, as well as the applicable Issuing Bank’s standard and customary fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Issuing Bank Fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on written demand. Any other fees payable to the applicable Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand. All Issuing Bank Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) All repayments and prepayments of Revolving Loans effected on or prior to the Revolving Maturity Date will be accompanied by an exit fee equal to 3.00% of the aggregate principal amount of any such repayment or prepayment; provided, however, that (i) in the event the aggregate principal amount of the Revolving Loans prepaid pursuant to Section 2.12(a) since the Restatement Effective Date and on or prior to January 3, 2010 shall be at least $50,000,000, no such fee shall be payable with respect to any subsequent repayment or prepayment of Revolving Loans made on or prior to January 3, 2010, and (ii) in the case of any prepayment of Revolving Loans pursuant to Section 2.12(a) made on or after January 4, 2010, such fee shall be reduced to 2.00% of the aggregate principal amount of any such prepayment. Such exit fee shall be paid by the Borrower to the Administrative Agent, for the accounts of the applicable Lenders, on the date of such repayment or prepayment.

(c) In the event the aggregate principal amount of the Revolving Loans outstanding on April 30, 2010 shall exceed $75,000,000, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders, a duration fee equal to the lesser of (i) 10.00% of the amount of such excess and (ii) $5,000,000. Such fee shall be distributed to the Revolving Lenders on a pro rata basis.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it), for distribution, in the case of fees payable to the Lenders, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (i) if any Event of Default shall have occurred and is continuing, each Loan shall bear interest at a rate of 3.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) if any interest on any Loan or any fee or other amount payable by the Borrower hereunder (other than any principal of any Loan) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section, from the date overdue until such amount is paid.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or an Issuing Bank; or

(ii) impose on any Lender or an Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the applicable Issuing Bank of maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the applicable Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the applicable Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or an Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth (i) the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) that is such Lender’s or Issuing Bank’s customary practice, from and after the date of such certificate, to charge its borrowers for such increased costs incurred by such Lender or such Issuing Bank, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or an Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such

Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 30 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 or Section 2.12(h) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or 9.02, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender, the Issuing Banks Agent and each Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes (not already paid pursuant to paragraph (a)(iii) of this Section) to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, the Issuing Banks Agent and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, the Issuing Banks Agent or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the applicable Issuing Bank or the Issuing Banks Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall have no liability pursuant to this paragraph to indemnify the Administrative Agent, a Lender, the Issuing Banks Agent or an Issuing Bank for Indemnified Taxes or Other Taxes that were paid by the Administrative Agent, such Lender, the Issuing Banks Agent or such Issuing Bank, as the case may be, more than 90 days prior to written demand for indemnification.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation provided by such jurisdiction.

(f) If the Administrative Agent, a Lender, the Issuing Banks Agent or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender, the Issuing Banks Agent or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender, the Issuing Banks Agent or such Issuing Bank agrees to repay the amount paid over to the Borrower (plus any interest imposed by the relevant Governmental Authority) by the Administrative Agent, such Lender, the Issuing Banks Agent or such Issuing Bank in the event the Administrative Agent, such Lender, the Issuing Banks Agent or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender, the Issuing Banks Agent or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Notwithstanding any provision of the Loan Documents to the contrary, this Section shall be the sole provision governing indemnities and claims for Indemnified Taxes and Other Taxes under the Loan Documents.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Issuing Banks Agent as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Amendment Agreement has been duly executed and delivered by the Borrower, and the Amendment Agreement and this Agreement constitute, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or order of any Governmental Authority (except where such violation has not resulted, and would not reasonably be expected to result in, a Material Adverse Effect) or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, (c) will not violate or result in a default under any indenture or any other material agreement or instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents or otherwise permitted under Section 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2007, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Except (i) as set forth in the Borrower’s filings with the SEC publicly available after January 1, 2008 and prior to March 30, 2009 (the “SEC Documents”) or in the projections included in the Information Memorandum, and (ii) any event, condition or circumstance arising solely from the report of PricewaterhouseCoopers LLP on the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal year ended December 31, 2008, containing any “going concern” or like qualification or exception, since December 31, 2007, there has been no event, condition or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) The Borrower and each of the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and the Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth in the SEC Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except with respect to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. The Borrower and each of the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and each of the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such Plans.

SECTION 3.11. Disclosure. The Borrower has delivered to the Administrative Agent true and correct copies of the Viacom Agreements. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent, the Issuing Banks Agent, any Lender or any Issuing Bank in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being recognized by the Lenders that such projections and other information regarding future events are not to be viewed as facts and that actual results or developments during the period or periods covered may differ from the delivered projections and other prospective information.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Material Subsidiary, each Significant Foreign Subsidiary and each Foreign Subsidiary, in each case as of the Original Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Original Effective Date. As of the Original Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Restatement Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Restatement Effective Date and immediately following the making of each Loan made on the Restatement Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the other Loan Parties on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the other Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the other Loan Parties on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the other Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

SECTION 3.16. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Debt Documents.

SECTION 3.17. Franchises. The Borrower and each of the Subsidiaries (a) is not in default under any material franchise agreement or material area development agreement between the Borrower and any of its Franchisees and (b) is in compliance with all state and federal franchise laws applicable to the Borrower and the Subsidiaries, except for instances of default or noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18. Security Interests. (a) When executed and delivered, the Security Documents will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in the Collateral and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest of the Administrative Agent therein will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors in such Collateral, prior and superior in right to any other Person (it being understood that no representation is made under this clause (i) as to (A) any such Collateral that is subject to a Foreign Pledge Agreement or (B) the perfection or priority of any Lien to the extent that such perfection or priority is determined under the law of a jurisdiction outside the United States, which are covered by paragraph (b) below), and (ii) when financing statements in appropriate form are filed in the appropriate filing offices, the security interest of the Administrative Agent will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person subject only to the Liens permitted by Section 6.02.

(b) After taking the actions specified for perfection therein, each Foreign Pledge Agreement, when executed and delivered, will be effective under applicable law to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person.

(c) When the Security Agreement or an adequate summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Security Agreement and such financing statements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior to the rights of any other Person subject only to Permitted Encumbrances (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties since the date of the Security Agreement).

(d) Each Mortgage, upon execution and delivery thereof by the parties thereto, shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed in the proper real estate filing offices, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior to the rights of any other Person subject only to Permitted Encumbrances.

(e) Upon the execution by (i) the applicable Loan Party, (ii) the relevant depositary bank or securities intermediary and (iii) the Administrative Agent of an Account Control Agreement in respect of a deposit account or a securities account, the security interest created in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such deposit account or securities account and the proceeds thereof, in each case prior and superior to the rights of any other Person.

SECTION 3.19. Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans made prior to the Restatement Effective Date were used, and Letters of Credit were issued, only for the purposes set forth in the Original Credit Agreement.

SECTION 3.20. Federal Reserve Regulation. No part of the proceeds of any of the Loans were or will be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board. None of Borrower or any of the Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of Regulation U of the Board. As of the Restatement Effective Date, not more than 25% of the value of the assets of the Borrower, or of the Borrower and the Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI constitute “margin stock” within the foregoing meaning. If the proceeds of any Loans are to be used in a manner which would cause such Loans to be classified as “purpose credits” under Regulation U of the Board, then at the time of the making of such Loans and at the time of the making of each Loan thereafter (after applying the proceeds of all Loans then being or theretofore made), not more than 25% of the value of the assets of the Borrower, or of the Borrower and the Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI shall constitute “margin stock” within the foregoing meaning.

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date. The effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in the Amendment Agreement (or waiver thereof in accordance with the terms of the Amendment Agreement).

SECTION 4.02. Each Credit Event. (a) The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(i) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(ii) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(b) The obligation of an Issuing Bank to amend, renew or extend any Letter of Credit is subject to the satisfaction of the condition that, at the time of and immediately after giving effect to such amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section, and each amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date hereof as to the matters specified in paragraph (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, for distribution to the Lenders:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related audited statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without, other than in the case of the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal year ending December 31, 2009, a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that such financial statements and opinion may be furnished, if included therein, in the form of the Borrower’s Annual Report on Form 10-K and any related Annual Report delivered to stockholders and filed with the SEC);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that such financial statements may be furnished, if included therein, in the form of the Borrower’s Quarterly Report on Form 10-Q filed with the SEC);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that all notices required to be provided under Section 5.03(a), 5.11 or 5.12(b) have been provided, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13 and 6.14, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower theretofore most recently delivered under clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) in the case of any delivery of financial statements under clause (a) above, setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year of the Borrower and (vi) setting forth a list of (A) Permitted Store Sales and Permitted Store Swaps effected during the most recent fiscal quarter covered by such financial statements, (B) any other asset sold, transferred or otherwise disposed of by the Borrower and the Subsidiaries during the most recent fiscal quarter covered by such financial statements for consideration having a fair value of $5,000,000 or more and (C) individual Capital Expenditure transactions of $5,000,000 or more effected during the most recent fiscal quarter covered by such financial statements, specifying the amounts thereof;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) not later than (x) the 20th Business Day after the end of each month that is not the end of a fiscal quarter of the Borrower, (y) the 45th day after the end of each month that is also the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (z) the 90th day after the end of each month that is also the end of each fiscal year of the Borrower:

(i) an unaudited consolidated income statement of the Borrower for such month and for the elapsed portion of the fiscal quarter including such month, in each case, broken down by domestic and international operations, together with (A) comparative consolidated financial information with respect to the elapsed portion of the corresponding fiscal quarter during the prior fiscal year and (B) a reconciliation to the forecast with respect to the corresponding periods contained in the then-current business plan and a detailed explanation of material variances from such forecast,

(ii) an unaudited consolidated balance sheet of the Borrower as of the last day of such month, together with comparative consolidated financial information with respect to the last day of the corresponding month of the prior fiscal year, and an unaudited consolidated statement of cash flows of the Borrower for such month and the elapsed portion of the fiscal quarter including such month, together with comparative financial information with respect to the elapsed portion of the corresponding fiscal quarter during the prior fiscal year, and setting forth (A) the amount of Capital Expenditures of the Borrower and the Subsidiaries for such month and (B) the Borrower’s consolidated cash balance as of the last day of such month, broken down by domestic and international operations and Available Cash balances and other domestic cash balances, and

(iii) forecasted consolidated monthly financial statements of the Borrower for the ensuing two fiscal years (or, if shorter, forecasted monthly consolidated financial statements of the Borrower for each fiscal year through and including the fiscal year during which the Tranche B Maturity Date occurs), in the case of all information delivered pursuant to this clause (f), in such form and detail as the quarterly financial statements delivered pursuant to clause (b) of this Section or such other format and detail as is reasonably acceptable to the Administrative Agent;

(g) not later than the 20th Business Day of each month, a consolidated cash flow forecast for the Borrower’s domestic operations for the ensuing 13 weeks, together with a reconciliation to the forecast contained in the then-current business plan and a detailed explanation of material variances from such forecast, in each case, broken down by week and otherwise in form and detail reasonably acceptable to the Administrative Agent;

(h) not later than (x) the 45th day after the end of each month that is also the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (y) the 90th day after the end of each month that is also the end of each fiscal year of the Borrower, an unaudited income statement relating to the Borrower’s and the Subsidiaries’ foreign operations for the most recently ended fiscal quarter, together with (A) comparative financial information with respect to the corresponding period during the prior fiscal year and (B) a reconciliation to the forecast with respect to the corresponding period contained in the then current business plan and a detailed explanation of material variances from such forecast;

(i) not later than January 31st of each year, a comprehensive five-year business plan (or, if shorter, a business plan through and including the fiscal year during which the Tranche B Maturity Date occurs) for the Borrower and the Subsidiaries, covering (x) each month during the then current fiscal year, (y) each fiscal quarter for the following two fiscal years and (z) each fiscal year thereafter, which business plan will be in form and detail reasonably satisfactory to the Administrative Agent after consultation with the Borrower; and

(j) promptly following any request therefor, such other information (including key operational metrics) regarding the operations, business affairs and financial condition of, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Reports and other information required to be delivered pursuant to clauses (a), (b) and (e) of this Section shall be deemed to have been delivered on the date on which the Borrower posts such reports on its website at www.blockbuster.com or when such reports are posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver to the Administrative Agent at the time such financial statements are made available the certification of a Financial Officer, as required by clause (b) above, and, in the case of annual financial statements, the certification required by clause (c) above.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and, in the case of clauses (a) and (e) below, the Issuing Banks Agent, promptly after any Financial Officer or other executive officer of the Borrower becomes aware thereof, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting, the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000;

(d) any other event or occurrence that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e) the occurrence of any Viacom Beneficiary Cash Collateral Release.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s identity, form of organization or jurisdiction of organization or (c) in any Loan Party’s Federal Taxpayer Identification Number or identifying number (if any) assigned by the jurisdiction of its organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Taxes and other material obligations (other than Indebtedness), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. In addition, the Borrower will, and will cause each of the Subsidiaries to, from time to time make or cause to be made all appropriate repairs, renewals and replacements, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as a prudent company with similar financial resources engaged in the same or similar businesses operating in the same or similar locations would maintain. The Borrower will furnish to the Lenders, upon reasonable written request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

SECTION 5.09. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The Revolving Loans made on or after the Restatement Effective Date will be used only for general corporate purposes, including working capital purposes, payment of fees and expenses incurred in connection with the Amendment Agreement and the deposit of the LC Cash Collateral pursuant to the Amendment Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.11. Additional Subsidiaries. If any Subsidiary is formed or acquired on or after the Restatement Effective Date, the Borrower will, within 10 Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and within 15 Business Days after such Subsidiary is formed or acquired cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in such Subsidiary, if it is a Domestic Subsidiary or a Significant Foreign Subsidiary, owned by or on behalf of any Loan Party (subject to the limits on Significant Foreign Subsidiaries set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” and in the Collateral Agreement and the Security Agreement).

SECTION 5.12. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties; provided that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) any real property owned by the Borrower or any Subsidiary Loan Party with an individual fair market value (including fixtures and improvements) of $500,000 or less or (ii) any real property held by the Borrower or any Subsidiary Loan Party as a lessee under a lease. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created under the Security Documents.

(b) If any asset (including any real property or improvements thereto or any interest therein) that has an individual fair market value of more than $500,000 is owned or acquired by the Borrower or any Subsidiary Loan Party or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under any Security Document that become subject to the Lien of such Security Document upon acquisition thereof), the Borrower will, to the extent it has not already done so, notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties; provided that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) any real property held by the Borrower or any Subsidiary as a lessee under a lease and (ii) any other assets with respect to which the Administrative Agent determines that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Lenders afforded thereby.

SECTION 5.13. Cash Management System. The Borrower will, and will cause each of the Subsidiaries to, continue to administer and conduct their existing cash management system in the ordinary course and consistently with past practice, including in connection with the making, processing and crediting of credit card and other deposits and the collection and transmission of funds in connection therewith; provided that the foregoing will not preclude the Borrower from implementing improvements in such cash management systems to achieve faster collection and transmission of funds so long as such improvements are described in reasonable detail in a notice furnished by the Borrower to the Administrative Agent reasonably in advance of any such implementation. Without limiting the foregoing, the Borrower will, and will cause each of its Domestic Subsidiaries to, continue to deposit cash and credit card receipts into local depositary banks substantially in accordance with their existing practice and schedules, to obtain availability of funds from such depositary banks substantially in accordance with existing schedules and on existing terms and cause available funds to be transferred by such depositary banks on such daily or other basis as in effect on the Restatement Effective Date, or, in each case, on such faster schedules as the Borrower may achieve pursuant to implementing improvements referred to in the immediately preceding sentence.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness or any Attributable Debt in respect of Sale and Leaseback Transactions, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Subordinated Debt;

(iii) Indebtedness existing on the Original Effective Date and, in the case of Indebtedness owed to Persons other than the Borrower or the Subsidiaries in a principal amount in excess of $1,000,000, set forth on Schedule 6.01;

(iv) unsecured Indebtedness of the Borrower, the Net Proceeds of which are used solely to prepay Term Loans and pay associated interest, costs and expenses within five Business Days of the receipt of the Net Proceeds of such unsecured Indebtedness;

(v) Indebtedness represented by Commercial Paper; provided that such Indebtedness is permitted pursuant to Section 6.13;

(vi) Permitted Subordinated Indebtedness; provided that such Indebtedness is permitted pursuant to Section 6.13;

(vii) other unsecured Indebtedness of the Borrower or any Subsidiary; provided that (A) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $50,000,000 at any time outstanding and (B) such Indebtedness is permitted pursuant to Section 6.13;

(viii) Indebtedness of the Foreign Subsidiaries (other than Indebtedness owed to the Borrower or any Domestic Subsidiary) in an aggregate principal amount at any time outstanding not in excess of the greater of (A) $100,000,000 and (B) an amount equal to 10% of the total assets of all the Foreign Subsidiaries as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01 (calculated on a combined basis for such Foreign Subsidiaries in accordance with GAAP); provided, in the case of any such Indebtedness incurred after the Restatement Effective Date, the Net Proceeds thereof shall be used to prepay Revolving Loans to the extent required by Section 2.12(e);

(ix) unsecured Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary; provided that (A) such Indebtedness owed by any Loan Party is subordinated to the Obligations in accordance with the provisions of an Affiliate Subordination Agreement and (B) Indebtedness of any Subsidiary that is not a Loan Party owed to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(x) (A) any Indebtedness and Attributable Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any franchise development rights or capital or other long-term assets, including Capital Lease Obligations, (B) any Indebtedness or Attributable Debt assumed in connection with the acquisition of any capital or long-term assets or secured by a Lien on any such assets prior to the acquisition thereof (or prior to the acquisition of any Subsidiary holding such assets, provided that such Indebtedness or Attributable Debt was not incurred in contemplation thereof) and (C) Attributable Debt incurred in connection with Sale and Leaseback Transactions permitted by Section 6.06(b); provided that, in the case of any Indebtedness or Attributable Debt referred to in clause (A) or (B) above, (x) such Indebtedness or Attributable Debt is incurred prior to or within 90 days after the acquisition of such franchise development rights or such assets or the completion of such construction or improvement of such assets, (y) the amount of such Indebtedness or Attributable Debt does not exceed the cost of acquiring, constructing or improving such franchise development rights or such assets and (z) the aggregate principal amount of such Indebtedness and Attributable Debt, together with any Refinancing Indebtedness in respect thereof, shall not exceed $40,000,000 at any time outstanding;

(xi) Refinancing Indebtedness in respect of Indebtedness permitted by clauses (iii), (iv) and (x) above; provided that the amount of such Refinancing Indebtedness in respect of Indebtedness permitted by clause (x) above shall be subject to the limitation set forth in clause (x) above;

(xii) Guarantees permitted by Section 6.04(e); and

(xiii) Indebtedness (other than Long-Term Indebtedness) not in excess of $10,000,000 at any time outstanding incurred to finance the payment of premiums on insurance policies.

(b) The Borrower will not permit any Domestic Subsidiary or Significant Foreign Subsidiary to issue any preferred Equity Interests other than to the Borrower or any Subsidiary Loan Party; provided that any such preferred Equity Interests issued to the Borrower or any Subsidiary Loan Party shall be pledged pursuant to the terms of the Collateral Agreement or, in the case of Equity Interests of Significant Foreign Subsidiaries, a Foreign Pledge Agreement.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Original Effective Date and set forth in Schedule 6.02; provided that any such Lien shall secure only Indebtedness or obligations which it secured on the Original Effective Date or any Refinancing Indebtedness permitted in respect of any such Indebtedness or any refinancing of any such other obligation not constituting Indebtedness that does not significantly increase the amount thereof;

(d) Liens on franchise development rights or capital or other long-term assets acquired, constructed or improved by the Borrower or any Subsidiary after the Original Effective Date; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(a)(x) or Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)(xi), (ii) except in the case of Capital Lease Obligations permitted by Section 6.01(a)(x)(C), (A) such Liens are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such rights or assets and (iii) such Liens shall not apply to any other assets of the Borrower or any Subsidiary;

(e) Liens on assets of Subsidiaries acquired after the Original Effective Date existing at the time of such acquisition and not incurred in contemplation thereof securing Indebtedness permitted by Section 6.01(a)(x);

(f) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted by Section 6.01(a)(viii);

(g) Liens created pursuant to the express terms of the Viacom Agreements as in effect on the Original Effective Date, or as subsequently amended or modified to the extent permitted by Section 6.11; provided, however, that no Lien permitted under this clause (g) will extend to any Collateral;

(h) Liens on funds of the Borrower or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar obligations of the Borrower or the Subsidiaries; provided that the amount of funds at any time subject to such Liens does not exceed $1,000,000; and

(i) Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to Section 6.01(a)(xiii) to finance the payment of premiums on the insurance policies subject to such Liens.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (a) any wholly-owned Domestic Subsidiary may merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (b) any Person may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and if any party to such merger is a Subsidiary Loan Party, is or will concurrently therewith become a Subsidiary Loan Party) and (c) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, in each case that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold, acquire, make or permit to exist any Investment, except:

(a) Permitted Investments;

(b) Investments (other than in Subsidiaries) existing on the Original Effective Date;

(c) investments by the Borrower and the Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party in a Domestic Subsidiary or a Significant Foreign Subsidiary shall be pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (subject to the limitations applicable to Equity Interests of a Significant Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”) and (iii) the aggregate amount of such investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Foreign Subsidiaries (excluding all such investments, loans, advances and Guarantees existing on the Amendment Agreement Effective Date) shall not exceed $20,000,000 at any time outstanding;

(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) such loans or advances comply with Section 6.01(a)(ix) and (ii) the amount of such loans and advances made by Loan Parties to Foreign Subsidiaries shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary, and Guarantees by any Subsidiary of Indebtedness or other obligations of any other Subsidiary; provided that the amount of Indebtedness and other obligations of Foreign Subsidiaries that is Guaranteed by Loan Parties shall be subject to the limitation set forth in clause (c) above;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, Franchisees and suppliers, in each case in the ordinary course of business;

(g) Investments consisting of non-cash consideration permitted to be received in respect of sales, transfers or dispositions of assets permitted by Section 6.05, including Permitted Store Swaps; and

(h) other Investments in an aggregate amount not to exceed (A) on or prior to December 31, 2009, $5,000,000 at any time outstanding and (B) thereafter, $10,000,000, provided, however, that not more than $5,000,000 of such Investments in the aggregate outstanding at any time may be in the form of Investments in Equity Interests, evidences of Indebtedness or other securities of, or loans or advances to, or Guarantees of any Indebtedness or other obligation of, any Person.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or any substantial part of the assets of the Borrower and the Subsidiaries, taken as a whole, or any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or a Subsidiary), except:

(a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business, including sales to Franchisees;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Permitted Store Sales and Permitted Store Swaps; provided that the sum of (i) the aggregate non-cash consideration received for all Permitted Store Sales (other than non-cash consideration permitted by clause (ii) of the proviso at the end of this Section in transactions involving consideration at least 75% of which is cash and cash equivalents) plus (ii) the aggregate fair market value of all Stores and related assets transferred by the Borrower and its Subsidiaries in Permitted Store Swaps (less any consideration in the form of cash and cash equivalents received in exchange therefor) does not exceed $25,000,000; and

(d) sales, transfers and other dispositions of assets (including sales of Equity Interests) that are consummated after July 2, 2007; provided that (i) the cumulative aggregate fair market value of all assets (including Equity Interests) sold, transferred or otherwise disposed of in reliance on this clause (d) (determined at the time of any such sale, transfer or other disposition and without regard to subsequent changes in such value) shall not exceed $45,000,000 and (ii) all proceeds of any such sale, transfer or other disposition consummated by the Borrower or any Domestic Subsidiary after the Restatement Effective Date that are in the form of cash and cash equivalents shall, substantially concurrently with the receipt thereof by the Borrower or such Domestic Subsidiary, be deposited in one or more deposit accounts or securities accounts that are subject to Account Control Agreements; and

(e) sales, transfers and other dispositions of assets (including sales of Equity Interests) that are consummated after July 2, 2007; provided that (i) the cumulative aggregate fair market value of all assets (including Equity Interests) sold, transferred or otherwise disposed of in reliance on this clause (e) (determined at the time of any such sale, transfer or other disposition and without regard to subsequent changes in such value) shall not exceed $75,000,000 and (ii) all proceeds of any such sale, transfer or other disposition consummated by the Borrower or any Domestic Subsidiary after the Restatement Effective Date that are in the form of cash and cash equivalents shall, substantially concurrently with the receipt thereof by the Borrower or such Domestic Subsidiary, be deposited in one or more deposit accounts or securities accounts that are subject to Account Control Agreements;

provided that all sales, transfers, leases and other dispositions permitted hereby (including sales of Equity Interests) (i) shall (except in the case of those permitted by clause (b) above) be made for fair value and (ii) shall be made solely for consideration of which at least 75% thereof is in cash or cash equivalents (provided that sales of Permitted Investments shall be made solely for cash or cash equivalents and Permitted Store Sales and Permitted Store Swaps may be effected for non-cash consideration to the extent permitted by clause (c) above).

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or any Subsidiary acquires or completes the construction of such fixed or capital asset and (b) any other such sale of any property, provided that (i) such sale is made for cash consideration in an amount not less than the fair market value of such property, (ii) the aggregate fair market value of all property sold in reliance on this clause (b) (determined at the time of any such sale and without regard to subsequent changes in such value) shall not exceed $28,000,000 and (iii) after giving effect to any such sale on a pro forma basis, including the incurrence of any Indebtedness arising therefrom and any repayment of Indebtedness with the proceeds thereof, the Leverage Ratio, determined as of the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of such sale, shall not exceed 2.50 to 1.00.

SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower may declare and pay regular quarterly dividends with respect to the Convertible Preferred Stock (payable solely in shares of Convertible Preferred Stock or common stock of the Borrower) from time to time and (iv) the Borrower may acquire Equity Interests in the Borrower or options with respect thereto in exchange solely for Equity Interests in the Borrower or options for Equity Interests in the Borrower pursuant to stock option and other employee benefits plans of the Borrower.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v) prepayments of Capital Lease Obligations with respect to real estate interests in Stores or with respect to equipment for the purpose of enabling the Borrower or a Subsidiary to acquire such real estate interests or equipment.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between a Loan Party and a Subsidiary that is not a Loan Party that are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (c) transactions between or among the Borrower and the other Loan Parties not involving any other Affiliate, (d) the performance and payment by the Borrower of its obligations under, and other transactions required pursuant to, the Viacom Agreements, (e) Restricted Payments permitted pursuant to Section 6.08 and (f) Investments permitted pursuant to Section 6.04(c), 6.04(d) or 6.04(e).

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure any Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Original Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under clause (viii) of Section 6.01(a), provided that such restrictions and conditions apply only to Foreign Subsidiaries, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subletting thereof.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights or increase its obligations under (a) its certificate of incorporation, by-laws or other organizational documents in a manner materially adverse to the interests of the Lenders, (b) any Viacom Agreement if such amendment, modification, waiver or increase, taken as a whole, results in, or would reasonably be expected to result in, a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under any Loan Document, (c) the Subordinated Debt Documents in a manner materially adverse to the interests of the Lenders or (d) the terms of the Convertible Preferred Stock in a manner materially adverse to the interests of the Lenders.

SECTION 6.12. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending (a) after March 31, 2009 but on or prior to January 3, 2010 to be less than 1.25 to 1.00 and (b) after January 3, 2010 to be less than 1.30 to 1.00.

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed at any time 2.75 to 1.00.

SECTION 6.14. Capital Expenditures. The Borrower will not permit Capital Expenditures for (a) the fiscal year ending December 31, 2009 to exceed $30,000,000 in the aggregate (such amount being referred to as the “2009 CapEx Amount”), (b) the fiscal year ending December 31, 2010 to exceed $40,000,000 in the aggregate and (c) the fiscal year ending December 31, 2011 to exceed $80,000,000 in the aggregate; provided that up to $10,000,000 of the 2009 CapEx Amount that has not been expended to make Capital Expenditures during the fiscal year ending December 31, 2009 may be carried over for expenditure in the fiscal year ending December 31, 2010.

SECTION 6.15. Deposit and Securities Accounts. The Borrower will not permit on any Business Day the fair market value on such Business Day of cash and cash equivalents held in deposit accounts and securities accounts that are subject to Account Control Agreements to be less than 95% of the fair market value on such Business Day of all Available Cash. The Borrower will not, and will not permit any Domestic Subsidiary to, establish any deposit account or securities account that is a concentration account unless such deposit account or securities account is subject to an Account Control Agreement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement, or shall have failed to make any deposit required to be made pursuant to Section 2.06(h)(iii), in each case when and as the same shall come due and payable or shall be required to be so made, and such failure shall continue unremedied for a period of five days, or any Loan Party shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished in writing pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI or in Sections 5.01(i), 5.02, 5.04 (with respect to the existence of the Borrower), 5.11 (with respect to the Collateral and Guarantee Requirement being satisfied concerning any new Domestic Subsidiary or new Significant Foreign Subsidiary being formed or acquired) or 5.13;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days (or, in the case of Sections 5.01(f), 5.01(g) and 5.01(h), three Business Days) after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided for in the document governing such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (net of any insurance proceeds the Borrower or any such Subsidiary receives or is reasonably likely to receive within 90 days of such judgment) in excess of $25,000,000 shall be rendered by a court or other authority having jurisdiction against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee or Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid Guarantee or a valid and perfected Lien, with the priority required by the applicable Security Document, except in the case of a Lien, as a result of the Administrative Agent’s failure to maintain possession of any stock certificates delivered to it under the Collateral Agreement; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during (but only during) the continuance of such event, the Administrative Agent shall at the request of the Required Lenders or may with the Required Lenders’ written consent, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including fees referred to in Section 2.13(b) or 2.13(c)) and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent and collateral agent hereunder and under the other Loan Documents, and authorizes such entity to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Issuing Banks Agent in the heading of this Agreement to serve as the issuing banks agent hereunder and under the other Loan Documents and authorizes such entity to take such actions and to exercise such powers as are delegated to the Issuing Banks Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent or the Issuing Banks Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent or the Issuing Banks Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Issuing Banks Agent hereunder.

The Administrative Agent and the Issuing Banks Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Issuing Banks Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent nor the Issuing Banks Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or that the Issuing Banks Agent is required to exercise, and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Issuing Banks Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the entity serving as Administrative Agent, the Issuing Banks Agent or any of their Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Issuing Banks Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Issuing Banks or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Issuing Banks Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Issuing Banks Agent by the Borrower, a Lender or an Issuing Bank, and neither the Administrative Agent nor the Issuing Banks Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Issuing Banks Agent, as applicable. Without limiting the foregoing, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into whether any Lender is at any time an Affiliated Assignee and, unless the Administrative Agent shall have received, pursuant to the covenants, if any, of such Lender set forth in the Assignment and Assumption pursuant to which such Lender shall have purchased and assumed any Loan or Commitment hereunder, prior written notice from any Lender that such Lender is an Affiliated Assignee, the Administrative Agent may deal with such Lender (including for purposes of determining the consent, approval, vote or other similar action of the Lenders or the Lenders of any Class), and shall not incur any liability for so doing, as if such Lender were not an Affiliated Assignee.

The Administrative Agent and the Issuing Banks Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Without limiting the foregoing, the Issuing Banks Agent shall not be responsible for or have any duty to ascertain or inquire into whether any Viacom Beneficiary Cash Collateral Release shall have occurred (or into the amount thereof), and may determine the existence of any

Viacom LC Cash Collateral Excess solely on the basis of the notices provided to the Issuing Banks Agent by the Borrower pursuant to Section 5.02(e) (and shall incur no liability for any errors in such determination arising from the failure by the Borrower to deliver any such notice). The Administrative Agent and Issuing Banks Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and the Issuing Banks Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each of the Administrative Agent and the Issuing Banks Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent, the Issuing Banks Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Issuing Banks Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Issuing Banks Agent, as applicable.

Without limiting the foregoing, the Issuing Banks Agent may appoint any Issuing Bank as a sub-agent of the Issuing Banks Agent for the purpose of holding any LC Cash Collateral. Each Issuing Bank agrees that, notwithstanding any such appointment of an Issuing Bank as a sub-agent of the Issuing Banks Agent, the Issuing Banks Agent shall retain exclusive dominion and control, including the exclusive right of withdrawal, over the LC Cash Collateral Account (which term, for purposes of this paragraph and each other provision hereof where the context so requires (including Sections 2.06(h)(vi) and 2.06(h)(vii)), shall include any deposit or other account in which any such sub-agent holds any LC Cash Collateral) and the LC Cash Collateral (which term, for the avoidance of doubt, shall include any portion thereof held by any sub-agent of the Issuing Banks Agent), except to the extent such dominion and control shall have been delegated to such Issuing Bank as a sub-agent of the Issuing Banks Agent.

Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Subject to the appointment and acceptance of a successor to the Issuing Banks Agent as provided in this paragraph, the Issuing Banks Agent may resign at any time by notifying the Administrative Agent, the Issuing Banks and the Borrower. Upon any such resignation, the Issuing Banks shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Issuing Banks and shall have accepted such appointment within 30 days after the retiring Issuing Banks Agent gives notice of its resignation, then the retiring Issuing Banks Agent may, on behalf of the Issuing Banks, appoint a successor Issuing Banks Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Issuing Banks Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Banks Agent, and the retiring Issuing Banks Agent shall be discharged from its duties and obligations hereunder. After the Issuing Banks Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Issuing Banks Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Issuing Banks Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks Agent, any other Lender or any other Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Banks Agent, any other Lender or any other Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The banks (or Affiliates thereof) identified in this Agreement as a “documentation agent” or “syndication agent” shall not have any right, power, liability, responsibility or duty under this Agreement other than those applicable to all banks herein.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 1201 Elm Street, Suite 2100; Dallas, Texas 75270, Attention of Treasurer (Fax No. 214-854-3599) and if such notice is in respect of a Default or an Event of Default with a copy to the same address, Attention of General Counsel (Fax No. (214) 854-3677);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Mr. Thai Pham (Fax No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Mr. Barry Bergman (Fax No. (212) 270-6637);

(c) if to the Issuing Banks Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Mr. Thai Pham (Fax No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Mr. Barry Bergman (Fax No. (212) 270-6637);

(d) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower; and

(e) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.11, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or any substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (a) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (b) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 9.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.02A. Concerning the Issuing Banks Agent. No waiver, amendment or other modification of this Agreement or any other Loan Document, or any provision hereof or thereof, shall amend, modify or otherwise affect the rights or duties of the Issuing Banks Agent without the prior written consent of the Issuing Banks Agent.

SECTION 9.02B. Concerning the Revolving Lenders. (a) No waiver, amendment or other modification of this Agreement shall postpone any scheduled date of payment of the principal amount of any Revolving Loan under Section 2.11, or reduce the amount of or waive or excuse any such payment, without the written consent of each Revolving Lender affected thereby. The Revolving Lenders acknowledge and agree that there is no scheduled date of reduction of any Revolving Commitment.

(b) Notwithstanding anything to the contrary in Article VII, in the event any Loans shall have been declared to be due and payable (in whole or in part) pursuant to Article VII, all the Revolving Commitments shall automatically terminate and the principal of all the Revolving Loans, together with all accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder for the account of any Revolving Lender, in its capacity as such, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) The Borrower shall not, without the prior written consent of the Revolving Lenders holding a majority in interest of the Revolving Loans, agree to any amendment or other modification of this Agreement that (i) amends the term “Tranche B Maturity Date” to refer to a date preceding August 20, 2011, or otherwise shortens the final stated maturity of the Tranche B Term Loans, (ii) amends Section 2.11(b) to increase, with respect to any date set forth in such Section, the aggregate principal amount of the Tranche B Term Loans payable on such date, or otherwise shortens the weighted average scheduled maturity of the Tranche B Term Loans outstanding on the Restatement Effective Date compared to the weighted average scheduled maturity of such Loans (determined on the basis of the scheduled repayments required to be made after the Restatement Effective Date pursuant to Section 2.11(b)) as of the Restatement Effective Date or (iii) amends or otherwise modifies the provisions of this Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the

Administrative Agent, the Issuing Banks Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Banks Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Revolving Loans, outstanding Term Loans and unused Commitments at the time.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Issuing Banks Agent under paragraph (a) or (b) of this Section, each Issuing Bank severally agrees to pay to the Issuing Banks Agent such Issuing Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Banks Agent in its capacity as such. For purposes hereof, an Issuing Bank’s “pro rata share” shall be determined based upon its share of the sum of the aggregate LC Exposures at the time.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, Letter of Credit or the use of the proceeds thereof.

(f) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to (1) a Lender, an Affiliate of a

Lender or an Approved Fund or (2) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing:

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption and, in the case of an Affiliated Assignee, subject to the agreements set forth therein, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks Agent, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) with respect to any participations sold after the Amendment Agreement Effective Date, such Participant has represented and warranted to such Lender that it is not, and for so long as it shall be a Participant will not become, an Affiliated Assignee, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower, the Administrative Agent, the Issuing Banks Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees or expense reimbursements payable to the Administrative Agent or any arranger of the credit facilities contemplated hereby constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Amendment Agreement, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing

Banks Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01, such service to be effective upon receipt. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person thereby required agrees to inform the Borrower prior to such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the prior written consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, the Subsidiaries or their businesses, other than any such information that is publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a commercially prudent Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Patriot Act. The Lenders hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Lender.

EXHIBIT B

TO AMENDMENT AGREEMENT

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement dated as of August 20, 2004, as amended and restated as of April 2, 2009 and effective as of the Restatement Effective Date (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Blockbuster Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto, receipt of a copy of which is hereby acknowledged by the Assignee. Terms defined in the Credit Agreement are used herein with the same meanings. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such Assignor’s outstanding rights and obligations under the facilities identified below, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

In addition to the representations and warranties set forth in the Standard Terms and Conditions, the Assignee, unless it shall have identified itself below as an “Affiliated Assignee”, represents and warrants that, as of the Effective Date, it is not an Affiliated Assignee. The Assignee further agrees that, whether or not it is an Affiliated Assignee as of the Effective Date, it shall be bound by the agreements set forth in Section 1.2 of the Standard Terms and Conditions.

1.	Name of Assignor:

2.	Name of Assignee:

3.	Assignee’s Address for Notices:

4.	Is Assignee an “Affiliated Assignee”: Yes: ☐ No: ☐

5.	Borrower: Blockbuster Inc.

6.	Administrative Agent: JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement.

7.	Credit Agreement: Credit Agreement dated as of August 20, 2004, as amended and restated as of April 2, 2009 and effective as of the Restatement Effective Date (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Blockbuster Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

8.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/ Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of all Lenders[1]
Revolving Loans/ Revolving Commitment:	$	$	%
Tranche A Term Loans:	$	$	%
Tranche B Term Loans:	$	$	%

Effective Date: [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and its and their Related Parties and securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[1]	Set forth, to at least nine decimals, as a percentage of Commitments/Loans of all Lenders thereunder.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

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[The undersigned hereby consent to the within assignment:]2

[BLOCKBUSTER INC., as the Borrower,	[JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by:	by:
Name:	Name:
Title:]	Title:]

[2]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

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STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties and Agreements.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document of any of their respective obligations under any Loan Document; and (c) acknowledges that: (i) the Assignee may possess material, non-public, confidential information concerning the Borrower and/or the Assigned Interest which may be material regarding the Borrower, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects (the “Confidential Information”), (ii) the Assignee may not have disclosed all such Confidential Information to the Assignor, (iii) the Confidential Information may be material to a determination of a fair value for the Assigned Interest and that value may be substantially different than the agreed consideration, (iv) the Assignor is experienced, sophisticated and knowledgeable in the trading of syndicated loans and other obligations of private and public companies and understand the disadvantage that may result from purchasing or selling the Assigned Interest without knowledge of the Confidential Information, (v) the Assignor believes, by reason of its business or financial experience or its own independent investigation, that it is capable of evaluating the merits and risks of the assignment and assumption of the Assigned Interest and the transactions contemplated thereby and of protecting its own interest in connection with the assignment and assumption of the Assigned Interest and the transactions contemplated thereby, (vi) Assignor has determined to assign its Assigned Interest notwithstanding its lack of knowledge of the Confidential Information and (vii) Assignor expressly releases the Assignee from any and all liabilities arising from its inability to review the Confidential Information and agrees to make no claim against the Assignee or any of its affiliates and its respective officers, employees, agents and controlling persons in respect of the assignment and assumption of the Assigned Interest and the transactions contemplated thereby based on the failure to disclose the Confidential Information. The Assignor further acknowledges that the Confidential Information may not be available to the Administrative Agent or the other Lenders.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and, if applicable, to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and, if applicable, become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the Section 2.18(e) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3 Concerning Affiliated Assignees. (a) The Assignee agrees that, if it shall have specified above that it is not an Affiliated Assignee as of the Effective Date, in the event it shall have become an Affiliated Assignee at any time after the Effective Date, the Assignee shall give written notice thereof to the Administrative Agent within three Business Days of becoming an Affiliated Assignee.

(b) If and for so long as the Assignee shall be an Affiliated Assignee, (i) in connection with any matter requiring the consent, approval, vote or other similar action of the Lenders, or the Lenders of any Class, the Assignee shall be deemed to have consented, approved, voted or have taken such action in respect of its Loans and Commitments in the same proportion to the consents, approvals or votes provided, or actions taken, by the Lenders (or, in the case of any consent, approval, vote or other similar actions of the Lenders of any Class, the Lenders of such Class) that, as of the time of such consent, approval, vote or other similar action, are not Affiliated Assignees (and any consent, approval, vote or other similar action by the Assignee that is inconsistent with this clause (i) shall be disregarded), (ii) the Lenders (or the Lenders of any Class), in determining whether to take any actions, and the Administrative Agent in carrying out actions that Lenders or Lenders of any Class may take under the Credit Agreement and the other Loan Documents, shall have no duties to the Assignee and no liability or responsibility for any consequences of such actions taken under the Credit Agreement and the other Loan Documents insofar as they may affect the interests of the Assignee, and (iii) the Assignee shall not have any right to (A) participate in any deliberations of the Lenders or the Lenders of any Class, unless so requested, with respect to any matter under the Credit Agreement and the other Loan Documents or (B) have access, unless so granted, to any information prepared for or related to such deliberations and made available solely to the Lenders or Lenders of any Class.

(c) The Assignee agrees that, if a proceeding under the Bankruptcy Code (as defined below) or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any Subsidiary prior to the time when the Loan Document Obligations (as defined in the Collateral Agreement) have been paid and discharged in full, the Assignee, if it shall be an Affiliated Assignee at the time of the

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commencement thereof or shall become an Affiliated Assignee at any time thereafter prior to such payment and discharge, (i) shall promptly give notice to the Administrative Agent of any solicitation of the Assignee for a vote, or of the Assignee’s receipt of a ballot to vote, in or in connection with such proceeding and (ii) irrevocably authorizes and empowers the Administrative Agent to vote on behalf of the Assignee with respect to the Loan Document Obligations in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs the Assignee to vote, in which case the Assignee shall vote with respect to the Loan Document Obligations as the Administrative Agent directs; provided that the Administrative Agent shall vote the Loan Document Obligations as directed by the Required Lenders. To give effect to the foregoing right of the Administrative Agent to vote on behalf of the Assignee, if it shall be an Affiliated Assignee at the time of the commencement of any such proceeding or shall become an Affiliated Assignee at any time thereafter prior to any such payment and discharge, with respect to the Loan Document Obligations set forth above, the Assignee hereby constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as the Assignee’s true and lawful attorney-in-fact with full power and authority in the place of the Assignee and in the name of the Assignee or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable to accomplish the purposes hereof, which appointment as attorney is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise the foregoing rights in such capacity until the commencement by or against the Borrower or any Subsidiary of a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law. For purposes of this paragraph, “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy Code”, as now and hereinafter in effect, or any successor statute.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1 From and after the Effective Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement with the Commitments and Loans as set forth herein, and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03 of the Credit Agreement).

3.2 This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption

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on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Assumption and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the laws of the State of New York.

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